Exhibit (a)(1)(A)

RAMBUS INC.

OFFER TO AMEND CERTAIN OPTIONS

This document constitutes part of the prospectus relating to each of the

Rambus Inc. 1997 Stock Plan and the

Rambus Inc. 1999 Nonstatutory Stock Plan

covering securities that have been registered under the Securities Act of 1933.

October 18, 2007

RAMBUS INC.

Offer to Amend Certain Options

This offer and the right to change elections will expire at

9:00 p.m., Pacific Time, November 15, 2007, unless we extend them.

We are making this offer to all of our eligible employees who hold mispriced options (as described below) to purchase shares of our common stock to amend their mispriced options (we refer to this as the “offer”) (as described below). We are making this offer to give our eligible employees the opportunity to avoid potentially unfavorable tax consequences under Section 409A of the United States Internal Revenue Code of 1986, as amended (“Section 409A”) and similar state laws. These negative consequences include additional income tax, penalties and interest charges even if you do not exercise your options. For example, for certain California residents, the total federal and state income tax rate on the “spread” between the fair market value of our common stock at the time a mispriced option vests and that option’s exercise price could exceed 80%. If you elect to participate in this offer, your mispriced options should no longer be subject to the adverse tax consequences under Section 409A and similar state laws. For more information on why we are making this offer, see Question and Answer 2 and Section 3 of this Offer to Amend Certain Options (“Offer to Amend”). For more information on the tax consequences of participating in this offer, see Question and Answer 23 and Section 14 of this Offer to Amend.

In order to help our employees avoid tax liabilities under Section 409A and similar state tax laws, we are offering to amend their mispriced options by either:

(1) Increasing the exercise price per share of these options to the fair market value per share of our common stock on the date these options were granted. All mispriced options (including mispriced options granted August 23, 2001 and October 12, 2004, discussed below) may be amended to adjust their exercise price in this manner.

(2) For mispriced options granted on August 23, 2001 or October 12, 2004 only, by making a “fixed date election” to delay the first date on which these options may be exercised to a calendar year of the option holder’s choosing (or earlier, if certain specific events occur prior to the selected calendar year). The selected calendar year cannot be earlier than 2008 for mispriced options granted on August 23, 2001 or, for mispriced options granted on October 12, 2004, the calendar year immediately following the year in which all such options vest. By making a fixed date election, you may also shorten the time period within which you may exercise these mispriced options. In addition, only those employees who have not exercised any mispriced option at any time during 2006 or 2007 are eligible to make a fixed date election.

If you elect to amend your mispriced options, the mispriced options will be amended on the date that this offer expires to reflect the new exercise price or fixed date election, as the case may be. We currently expect the offer to expire on November 15, 2007 at 9:00 p.m., Pacific Time. For more information on the terms of this offer, see Section 2 of this Offer to Amend. For more information on fixed date election amendments, see Questions and Answers 8 through 13.

This offer is being made only to “eligible employees” of Rambus and only “mispriced options” may be amended in this offer.

You are an “eligible employee” only if you are an employee of Rambus Inc. or its subsidiaries (collectively, “Rambus,” the “Company,” “we,” “our” or “us”) as of the last date on which this offer remains open for acceptance and you are subject to taxation in the United States. None of our executive officers and none of our non-employee directors are eligible to participate in this offer, other than two of our executive officers who are eligible to participate in this offer because they were not executive officers as of the respective grant dates of the mispriced options they hold.

An option to purchase our common stock is a “mispriced option” only to the extent that each of the following conditions is met:

•	the option was granted under either the Rambus Inc. 1997 Stock Plan or the Rambus Inc. 1999 Nonstatutory Stock Plan (together, the “Rambus Stock Plans”);

•	the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s grant date;

•	the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be a “mispriced option”); and

•	the option is held by an eligible employee and is outstanding as of the last date on which this offer remains open for acceptance.

If you exercise your mispriced options prior to the expiration of the offer (regardless of whether you have elected to participate in this offer), those options which you exercise will no longer be eligible to be amended in this offer. Furthermore, such an exercise, if made during 2006 or 2007, will make you ineligible to make a fixed date election, as described above. For more information on the eligibility requirements relating to this offer, see Questions and Answers 3 and 4 and Section 1 of this Offer to Amend.

The above description of this offer is only a summary. Readers are urged to read the remainder of this Offer to Amend for a full discussion of the terms and conditions of this offer.

The offer is not conditioned upon this offer being accepted with respect to a minimum number of mispriced options, but the offer is subject to customary conditions, which we describe in Section 7 of this Offer to Amend. You are not required to accept this offer.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “RMBS.” On October 15, 2007, the closing price of our common stock was $20.81 per share as reported on the Nasdaq. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 18 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT—ACTION ITEMS TO PARTICIPATE

If you are an eligible employee, you will receive on the commencement of the offer an e-mail announcing this offer and directing you to the offer website for this offer, which is located at https://rmbs.equitybenefits.com (the “offer website”). If you wish to participate in this offer, you must log onto the offer website and follow the directions provided there. The offer website will also provide you with certain information about your mispriced options, including the grant date, the exercise price, the number of underlying shares, the fair market value of the underlying shares on the mispriced option’s grant date and the election alternatives available to you.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to the Company via facsimile to Caroline Ling at (650) 947-6044. To obtain a paper election form, please contact Caroline Ling at (650) 947-5799 or options@rambus.com.

You must complete the election process (whether electronically or in paper form) in the foregoing manner before 9:00 p.m., Pacific Time, on November 15, 2007 (unless the offer is extended). We will not accept delivery of any election after expiration of this offer. You may change your election to participate in the offer at any time before the offer expires by completing a new election form in the manner described above.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

Rambus has engaged a third-party consultant to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer. The consultant will not provide tax advice specific to an individual’s circumstances or make any recommendation. We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

Offer to Amend Certain Options, dated October 18, 2007.

You should rely only on the information contained in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to provide you with different information. We recommend that you consult with your financial, legal and/or tax advisors regarding any personal tax consequences, including any state tax consequences. Although our Board of Directors has approved this offer, neither we nor our Board of Directors make any recommendation as to whether you should accept this offer. The decision to participate in the offer must be your own, after taking into account your personal circumstances and preferences. We are not making an offer of the amended options in any jurisdiction in which the offer is not permitted. We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction. You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		2
RISKS OF PARTICIPATING IN THE OFFER		18
THE OFFER		20
1.	Eligibility	20
2.	Number of options and amount of consideration; expiration date	20
3.	Purpose of the offer	23
4.	Procedures for electing to participate in this offer	24
5.	Election not to participate and change of election	26
6.	Acceptance of options for amendment and amended options	27
7.	Conditions of the offer	27
8.	Price range of shares underlying the options	29
9.	Source and amount of consideration; terms of amended options	29
10.	Information concerning the Company	32
11.	Interests of directors and executive officers; transactions and arrangements concerning the options	33
12.	Status of options amended by us in the offer; accounting consequences of the offer	33
13.	Legal matters; regulatory approvals	33
14.	Material United States federal income tax consequences	34
15.	Extension of offer; termination; amendment	36
16.	Fees and expenses	37
17.	Additional information	37
18.	Financial statements	37
19.	Miscellaneous	37
SCHEDULE A Information Concerning the Directors and Executive Officers of Rambus Inc.		A-1
SCHEDULE B Summary Financial Information of Rambus Inc. and Subsidiaries		B-1

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire Offer to Amend, the accompanying e-mail from Harold Hughes dated October 18, 2007 and the election form together with its associated instructions available on the offer website at https://rmbs.equitybenefits.com. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this Offer to Amend to help you find a more complete description of these topics.

Q1.	What is the offer?	4
Q2.	Why is Rambus making this offer?	5
Q3.	Who is eligible to participate in this offer?	5
Q4.	Which options are eligible for amendment in this offer?	6
Q5.	How do I participate in this offer?	6
Q6.	If I participate in this offer, do I have to amend all of my mispriced options?	7
Q7.	If I decide to participate in the offer, what will happen to my current mispriced options?	8
Q8.	What if I choose to amend my August 23, 2001 or October 12, 2004 mispriced options by making a fixed date election?	8
Q9.	Why is Rambus offering to amend the exercise date of August 23, 2001 or October 12, 2004 mispriced options, while it is only offering to amend the exercise price for all other mispriced options?	9
Q10.	If I amend my August 23, 2001 or October 12, 2004 mispriced options by making a fixed date election, when can I exercise my amended options?	10
Q11.	What is a “Permissible Exercise Event”?	10
Q12.	If I amend my August 23, 2001 or October 12, 2004 mispriced options by making a fixed date election, how do I choose my Selected Calendar Year?	11
Q13.	If I amend my August 23, 2001 or October 12, 2004 mispriced options by making a fixed date election, when will my amended options expire?	11
Q14.	What if I don’t participate in the offer? Will Rambus pay my additional taxes?	11
Q15.	What will I receive in return for amending my options?	12
Q16.	When will my mispriced options be amended?	12
Q17.	Am I required to participate in this offer?	12
Q18.	Once my options are accepted for amendment, is there anything I must do to receive the amended options?	12
Q19.	When will my amended options vest?	12
Q20.	Will the terms and conditions of my amended options be the same as my original options?	12
Q21.	What happens to my options if I elect to participate in the offer with respect to mispriced options but then exercise those options before the expiration of the offer?	12
Q22.	What happens to my options if I do not submit my election form by the deadline, am not an eligible employee as of the expiration date, choose not to participate in the offer or my options are not accepted for amendment?	13
Q23.	I am an eligible employee. Are there any positive or negative tax consequences to my participation in the offer?	13
Q24.	What happens to my option if I elect to participate in the offer but then my employment with the Company terminates after the expiration date of this offer?	14
Q25.	How will Rambus confirm to me that my election form has been received?	14
Q26.	Can I accept this offer with respect to shares of Rambus common stock that I previously acquired upon exercise of options?	14
Q27.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	14
Q28.	Is this a repricing of options?	15
Q29.	How does Rambus determine whether I have properly accepted this offer?	15
Q30.	When will my amended options expire?	15
Q31.	Will I receive any paperwork indicating my mispriced options have been amended?	15
Q32.	Are there any conditions to this offer?	15
Q33.	If Rambus extends the offer, how will Rambus notify me?	15
Q34.	How will Rambus notify me if the offer is changed?	16
Q35.	Can I change my mind and withdraw from this offer?	16
Q36.	How do I change my election?	16
Q37.	What if I indicated that I did not want to participate and then decide that I want to participate in this offer?	16

Q38.	Can I change my mind about which mispriced options with respect to which I want to accept this offer?	16
Q39.	How should I decide whether or not to accept this offer with respect to my mispriced options?	17
Q40.	What happens if I have a mispriced option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	17
Q41.	Will my amended options remain nonstatutory stock options for United States tax purposes?	17
Q42.	Does Section 409A impact participation in the Employee Stock Purchase Plan (ESPP) shares or my awards of restricted stock?	17
Q43.	Whom can I contact if I need to confirm Rambus’ receipt of my election form, I have questions about the offer, I have technical problems with the offer website, or if I need additional copies of the offer documents?	17

Q1. What is the offer?

A1. This offer is a voluntary opportunity for eligible employees to elect to amend certain outstanding options to purchase Rambus common stock. This opportunity is described in the following questions and answers, and in the remainder of this Offer to Amend. We believe that accepting this offer will eliminate certain unfavorable personal tax consequences to eligible employees. (See Sections 3 and 14)

Terms Used in the Offer

The following are some terms that are frequently used in this Offer to Amend.

•	“amended options” refers to mispriced options that are amended pursuant to this offer.

•

“August 23, 2001 mispriced options” refers to a mispriced option granted by Rambus on August 23, 2001. If you choose to participate in the offer and make a valid fixed date election with respect to such mispriced options, the exercise price of your August 23, 2001 mispriced options will not be amended. Instead, your August 23, 2001 mispriced options will be amended to delay the first date on which you may exercise such option until the earliest occurrence of a Permissible Exercise Event. The period of time within which you may exercise your August 23, 2001 mispriced options will be limited to no later than the end of your Selected Calendar Year. If you have exercised any mispriced option (or any portion thereof) in 2006 or 2007 you will not be permitted to make a fixed date election for your August 23, 2001 mispriced options.

•	“August 23, 2001 or October 12, 2004 mispriced options” refers to your August 23, 2001 mispriced options or your October 12, 2004 mispriced options.

•	“business day” refers to any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

•	“election form” refers to the election form that contains personalized information regarding your mispriced options and certain terms and conditions relating to this offer.

•

“eligible employees” refers to all individuals who (1) are employees of Rambus or its subsidiaries as of the last date on which this offer remains open for acceptance and (2) are subject to United States taxation. Eligible employees may participate in this offer only if they hold mispriced options.

•	“executive officers” refers to those officers of Rambus listed on Schedule A, including those who are officers subject to Section 16 of the Exchange Act.

•

“expiration date” refers to the date that this offer expires. The expiration date will be November 15, 2007 at 9:00 p.m., Pacific Time, unless the offer is extended. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires. Options amended in this offer will be amended on the same day, promptly following the expiration of the offer. We will work to reflect the amendment of your options in the Company’s records promptly following the expiration of the offer; however, your amended options may not be eligible to be exercised until several days following the expiration of the offer.

•	“IRS” refers to the United States Internal Revenue Service.

•

“mispriced options” refers to all options that meet the following conditions: (1) the option was granted under either of the Rambus Stock Plans, (2) the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s grant date, as determined by Rambus for financial accounting purposes, (3) the option was unvested as of December 31, 2004, and (4) the option is held by an eligible employee and is outstanding as of the last date on which this offer remains open for acceptance. If only a portion of an option satisfies these criteria, then only that portion is the “mispriced option.”

•

“new exercise price” refers to the exercise price per share at which certain amended options may be exercised to purchase Rambus common stock. An amended option’s new exercise price will be equal to the fair market value of a share of Rambus common stock on the date that Rambus determined the option was actually granted, as determined by Rambus for financial accounting purposes (that is, the option’s measurement date for financial accounting purposes). The exercise price of your amended August 23, 2001 or October 12, 2004 mispriced options will not change if you elect to participate in the offer and make a valid fixed date election with respect to such options.

•

“October 12, 2004 mispriced options” refers to a mispriced option granted by Rambus on October 12, 2004. If you choose to participate in the offer and make a valid fixed date election with respect to such mispriced options, the exercise price of your October 12, 2004 mispriced options will not be amended. Instead, your October 12, 2004 mispriced options will be amended to delay the first date on which you may exercise such option until the earliest occurrence of a Permissible

Exercise Event. The period of time within which you may exercise your October 12, 2004 mispriced options will be limited to no later than the end of your Selected Calendar Year. If you have exercised any mispriced option (or any portion thereof) in 2006 or 2007 you will not be permitted to make a fixed date election for your October 12, 2004 mispriced options.

•	“offer” refers to the offer to amend certain outstanding options to purchase shares of Rambus common stock as set forth in this Offer to Amend.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on October 18, 2007, and end at 9:00 p.m., Pacific Time, on November 15, 2007, unless the offer is extended.

•

“offer website” refers to the website located at https://rmbs.equitybenefits.com, which provides eligible employees with certain information about their mispriced options and contains forms required to participate in this offer.

•	“option” refers to an option to purchase shares of common stock of Rambus, except where the context indicates otherwise.

•

“original exercise price” refers to the original exercise price of a mispriced option as described in Question and Answer 4. Your election form will list the original exercise price of each of your mispriced options.

•

“Permissible Exercise Event” refers to the earliest of the following events following which you may exercise your amended August 23, 2001 or October 12, 2004 mispriced options. The following are the only Permissible Exercise Events: (1) your termination of service with Rambus for any reason, including your resignation, (2) your death, (3) your disability (as defined by Section 409A), (4) a change in control of Rambus (as defined by Section 409A) or (5) January 1 of your Selected Calendar Year.

•	“Rambus Stock Plans” refers to the Rambus Inc. 1997 Stock Plan and the Rambus Inc. 1999 Nonstatutory Stock Plan.

•	“Section 409A” refers to Section 409A of the Code, and the proposed and final tax regulations under the American Jobs Creation Act of 2004.

•

“Selected Calendar Year” refers to the calendar year selected by you during which you may exercise any August 23, 2001 or October 12, 2004 mispriced options that you have amended by means of a fixed date election, absent the occurrence of an earlier Permissible Exercise Event. The Selected Calendar Year cannot be earlier than 2008 for August 23, 2001 mispriced options or, for October 12, 2004 mispriced options, the calendar year immediately following the year in which all such options vest. For example, if your October 12, 2004 mispriced options vest during 2009, the Selected Calendar Year for such options cannot be earlier than 2010. Additionally, the Selected Calendar Year may not be later than the year the amended options are scheduled to expire.

•

“specified employee” generally refers to a key employee of a publicly traded company who is (i) an officer of Rambus having annual compensation greater than an indexed amount ($145,000 for 2007), (ii) a 5% stockholder of Rambus, or (iii) a 1% stockholder who earns more than $150,000 annually. Rambus will determine annually who is considered to be a “specified employee’ for these purposes.

Q2. Why is Rambus making this offer?

A2. Due to various issues identified as part of an independent investigation related to our historical stock option granting practices, Rambus has determined that the actual measurement dates for financial accounting purposes of certain options granted under the Rambus Stock Plans differ from the recorded grant dates of such awards. These options were issued with an exercise price less than the fair market value of the underlying Rambus common stock on the date of grant, as determined by Rambus for financial accounting purposes.

With respect to eligible employees, Section 409A provides that the portion of options that were granted at a discount and that vest after December 31, 2004 will likely subject the eligible employees to unfavorable personal tax consequences. These consequences for holders of mispriced options include income inclusion in the year of vesting (whether or not the affected stock options have been exercised), an additional 20% federal income tax and penalties and interest charges. In addition, we believe that during each subsequent tax year (until the mispriced option is exercised or expires), eligible employees will be subject to additional annual income and penalty taxes, plus interest charges, on any increase in value of the underlying stock. Finally, there may be additional taxes pursuant to similar state laws. For example, California has a provision similar to Section 409A and imposes a 20% tax with regard to discounted stock options (in addition to any federal tax and penalties).

Rambus is making this offer in order to provide eligible employees with the opportunity to avoid potentially unfavorable tax consequences under Section 409A and state tax laws. If you elect to participate in this offer, your mispriced options should no longer be subject to the adverse tax consequences under Section 409A because of the amendment to the exercise price on the date of grant or, with respect to the August 23, 2001 or October 12, 2004 mispriced options, the fixed term election, each as described herein. (See Question and Answer 23, Section 3 and Section 14)

Q3. Who is eligible to participate in this offer?

A3. You may participate in this offer if (1) you are an employee of Rambus as of the last date on which this offer remains open for acceptance, and (2) you are subject to taxation in the United States.

None of our executive officers and none of our non-employee directors are eligible to participate in this offer, other than two of our executive officers who are eligible to participate in this offer because they were not executive officers as of the respective grant dates of the mispriced options they hold. (See Section 1)

Q4. Which options are eligible for amendment in this offer?

A4. An option to purchase common stock is a mispriced option (and is eligible for amendment under this offer) only if each of the following conditions are met:

•	the option was granted under either of the Rambus Stock Plans;

•

the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s grant date, as determined by Rambus for financial accounting purposes (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion is a “mispriced option”); and

•	the option is held by an eligible employee and is outstanding as of the last date on which this offer remains open for acceptance. (See Section 2)

Q5. How do I participate in this offer?

A5. If you are an eligible employee, you will receive on the commencement of the offer an e-mail announcing this offer and directing you to the offer website. If you wish to participate in this offer, you must log onto the offer website and click on the MAKE AN ELECTION button. You will be directed to your election form that contains the following personalized information with respect to each mispriced option you hold:

•	the grant date indicated for the mispriced option on the applicable option agreement;

•	the current exercise price per share in effect for the mispriced option;

•	the number of shares of the Company’s common stock purchasable under the mispriced option;

•	the fair market value of a share of the common stock of Rambus on the mispriced option’s measurement date for financial reporting purposes; and

•	the election alternatives available to you.

You will need to check the appropriate box next to each of your mispriced options to indicate your choice of whether and how to amend your mispriced options in accordance with the terms of this offer. After completing the election form, you will have the opportunity to review the elections you have made with respect to your mispriced options. If you are satisfied with your elections you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Print Confirmation page. Please print and keep a copy of the Print Confirmation page for your records. At this point, you would have completed the election process.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to the Company via facsimile to Caroline Ling at (650) 947-6044 before 9:00 p.m., Pacific Time, on November 15, 2007 (unless we extend the offer). To obtain a paper election form, please contact Caroline Ling at (650) 947-5799 or options@rambus.com.

You must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on November 15, 2007. If we extend this offer beyond that deadline, you must complete the process before the extended expiration date of this offer.

We will not accept delivery of any election form after expiration of this offer. If we do not receive a properly completed and duly executed election form from you before the expiration of this offer, we will not accept your mispriced options for amendment and they will not be amended or replaced pursuant to this offer.

This is a one time offer, and we will strictly enforce the election period. We reserve the right to reject any election related to mispriced options with respect to which you have elected to accept this offer that we determine are not in good order or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all eligible options with respect to which a proper election has been made.

If you wish to change your election to participate in this offer, you must log onto the offer website and complete a new election form before 9:00 p.m., Pacific Time, on November 15, 2007 (unless we extend the offer). If you are not able to submit a new election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to the Company via facsimile to Caroline Ling at (650) 947-6044 before 9:00 p.m., Pacific Time, on November 15, 2007 (unless we extend the offer). To obtain paper election forms, please contact Caroline Ling at (650) 947-5799 or options@rambus.com.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on November 15, 2007, unless the offer is extended past that time, in which case your election will become irrevocable after the new closing date. The only exception is that if we have not accepted your options by 9:00 p.m., Pacific Time, on December 14, 2007, you may withdraw your election at any time thereafter.

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the business day following the previously scheduled closing date. (See Section 4)

Only responses that are complete, signed, and actually received by the deadline will be accepted. Responses that are received after the deadline will not be accepted. The delivery of election forms is at your risk. Rambus intends to confirm the receipt of your election form by e-mail within two business days. If you have not received an e-mail confirmation that Rambus has received your response, you must confirm that we have received your election form. Responses may be submitted only via the offer website or facsimile. Responses submitted by any other means, including hand delivery, are not permitted.

Q6. If I participate in this offer, do I have to amend all of my mispriced options?

A6. No. You may pick and choose which of your mispriced options you wish to amend. If you decide to amend a mispriced option, it will apply to all eligible shares subject to the mispriced option. As mentioned above, the portion of an option held by an eligible employee that vested on or prior to December 31, 2004 is not a “mispriced option” and is not eligible for amendment pursuant to this offer, but the portion that vested after December 31, 2004 is a mispriced option eligible for amendment under this offer.

Example

If you are an eligible employee and you hold (1) a mispriced option to purchase 1,000 shares of Rambus common stock, which you have already exercised with respect to 700 shares, (2) a mispriced option to purchase 500 shares of Rambus common stock, of which you have exercised none of the shares and (3) an option to purchase 1,000 shares, all of which remain unexercised and of which 100 shares have vested on or before December 31, 2004 (so only 900 shares are “mispriced options”), you may elect to amend:

•	all of your mispriced options, with respect to (1) 300 shares of your first option, (2) 500 shares of your second option and (3) 900 shares of your third option;

•	your first option as to 300 shares;

•	your second option as to 500 shares;

•	your third option as to 900 shares;

•	two of your three option grants; or

•	none of your option grants.

These are your only choices in this example. (See Section 2)

Q7. If I decide to participate in the offer, what will happen to my current mispriced options?

A7. If you elect to participate in the offer, your mispriced options will be amended on the same day as the expiration date (but following the 9:00 p.m. Pacific Time expiration of the offer). We will work to reflect the amendment of your options in the Company’s records promptly following the expiration of the offer; however, your amended options may not be eligible to be exercised until several days following the expiration of the offer. The expiration date will be November 15, 2007 at 9:00 p.m. Pacific Time, unless the offer period is extended. Your mispriced options (other than August 23, 2001 or October 12, 2004 mispriced options for which a valid fixed date election has been made) will be amended to increase the exercise price per share to the fair market value of a share of Rambus common stock on the date Rambus determined the mispriced option was granted for financial accounting purposes. (See Section 2)

Example

You are an eligible employee and you were issued an option (and such option is not an August 23, 2001 or October 12, 2004 mispriced option for which a valid fixed date election has been made) to purchase 2,000 shares of Rambus common stock with an original exercise price per share equal to $15.00. Of the number of shares subject to your option, 400 shares vested on or before December 31, 2004. Subsequent to the date of grant, the exercise price per share was determined to be $16.00. The option will be a mispriced option with respect to 1,600 shares (the 400 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible for this offer). As of the offer expiration date, you had not exercised any portion of the mispriced option.

If you accept this offer, your mispriced option will be amended and the new exercise price will be increased to $16.00 per share.

The amended option will continue to be subject to the terms and conditions of the Rambus Stock Plan under which the original option was granted as amended in accordance with this offer. (See Section 6)

Q8. What if I choose to amend my August 23, 2001 or October 12, 2004 mispriced options by making a fixed date election?

A8. If you hold an August 23, 2001 or October 12, 2004 mispriced option and choose to participate in the offer by making a valid fixed date election with respect to such option, the exercise price of such option will not be amended. Instead, you will elect a fixed exercise date for such option to avoid the early income recognition and penalty taxes imposed by Section 409A.

You will be eligible to amend your August 23, 2001 or October 12, 2004 mispriced options by making a fixed date election only if you have not exercised any mispriced option (including, but not limited to, any August 23, 2001 or October 12, 2004 mispriced option) at any time during 2006 or 2007. If you have exercised any mispriced option during 2006 or 2007, you may only amend your August 23, 2001 or October 12, 2004 mispriced options by amending the exercise price(s) of such options, as described in Question and Answer 7.

If you elect to amend your August 23, 2001 or October 12, 2004 mispriced options by making a fixed date election, your ability to exercise the vested portion of your amended options will be delayed and the period of time within which you may exercise your amended options may be reduced. If you amend your August 23, 2001 or October 12, 2004 mispriced options by making a fixed date election, the first day that such amended options may be exercised, even if all or a portion of the mispriced option is vested, will be on the earliest occurrence of a Permissible Exercise Event (subject to any Rambus restrictions on exercise that may apply to you) and the last day on which such amended options may be exercised will be the last day of your Selected Calendar Year.

If you choose to amend your August 23, 2001 or October 12, 2004 mispriced options by making a fixed date election, you must elect a Selected Calendar Year by providing this information on the offer website or by submitting a completed paper election form via facsimile. The Selected Calendar Year cannot be earlier than 2008 for August 23, 2001 mispriced options or, for October 12, 2004 mispriced options, the calendar year immediately following the year in which all such options vest. In each case, the Selected Calendar Year may not be later than the calendar year the amended option is scheduled to expire. (See Section 2)

Example

You are an eligible employee and you were issued an option on August 23, 2001 to purchase 2,000 shares of Rambus common stock with an original exercise price per share equal to $4.86. Of the number of shares subject to your option, 400 shares vested on or before December 31, 2004. Subsequent to the date of grant, the exercise price per share was determined to be $11.72. The option will be an August 23, 2001 mispriced option with respect to 1,600 shares (the 400 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible for this offer). As of the expiration date, you had not exercised any portion of any mispriced option during 2006 or 2007.

If you accept this offer and decide to make a fixed date election, then pursuant to the terms of the offer, your option to purchase 1,600 shares will be amended to delay the first date on which you may exercise any portion of the August 23, 2001 mispriced option from the current applicable vesting date to the earliest date on which a Permissible Exercise Event occurs. Further assume you select 2009 as your Selected Calendar Year. Absent an earlier Permissible Exercise Event, you will not be able to exercise your amended option until the 2009 calendar year, and you will not be able to exercise your amended option beyond calendar year 2009.

Alternatively, if you accept this offer and elect to amend your August 23, 2001 mispriced option by amending the exercise price, your option to purchase 1,600 shares will be amended to increase the exercise price to $11.72 per share.

Example

Assume the same facts as in the example above, but assume that you terminate your employment with Rambus on April 1, 2008. Because this Permissible Exercise Event occurred prior to your Selected Calendar Year, all vested options will be exercisable (subject to any Rambus policies relating to option exercise that may apply to you) on the date of your termination in accordance with, and within the period specified under, the terms of the applicable Rambus Stock Plan and the option agreement governing such option.

If your termination were to occur on November 30, 2008, you would be able to exercise the vested portion of your amended option until the earlier of the date your amended option expires in accordance with the terms of the option agreement evidencing such amended option, or December 31, 2008.

Example

Assume the same facts as in the example above, but assume that you have exercised a mispriced option during 2006 or 2007. Because you will be ineligible to amend your August 23, 2001 option by making a fixed date election, if you choose to participate in this offer with respect to such option, your option to purchase 1,600 shares will be amended to increase the exercise price to $11.72 per share.

Please note that if you are considered a “specified employee” (as defined in Code Section 409(a)(2)(B)(i) and the underlying regulations) as of the date of your separation of service, certain additional restrictions will apply to the exercise of your options following your termination of employment. See Question and Answer 11 and Section 2 of this Offer to Amend.

Example

You are an eligible employee and you were issued an option on October 12, 2004 to purchase shares of Rambus common stock with an original exercise price per share equal to $15.23. As of the offer expiration date, you had not exercised any portion of any mispriced option during 2006 or 2007. Your option vests in equal monthly installments over the 2008 calendar year. The earliest calendar year that you may select as your Selected Calendar Year is 2009. Absent an earlier Permissible Exercise Event, you will not be able to exercise your amended option until the 2009 calendar year.

Q9. Why is Rambus offering to amend the exercise date of August 23, 2001 or October 12, 2004 mispriced options, while it is only offering to amend the exercise price for all other mispriced options?

A9. As of the date of this offer, there remained outstanding a significant number of August 23, 2001 mispriced options which have an exercise price per share of $4.86 and October 12, 2004 mispriced options which have an exercise price per share of $15.23. Rambus has decided to make this offer to provide eligible holders of August 23, 2001 or October 12, 2004 mispriced options with the opportunity to make a fixed date election rather than simply repricing the August 23, 2001 or October 12, 2004 mispriced options so that the holders of such options may benefit from the increase of our stock price. See Question and Answer 8 and Section 14 of this Offer to Amend for a discussion of the treatment of August 23, 2001 or October 12, 2004 mispriced options.

Q10. If I amend my August 23, 2001 or October 12, 2004 mispriced options by making a fixed date election, when can I exercise my amended options?

A10. If you accept this offer with regards to your August 23, 2001 or October 12, 2004 mispriced options, you will not be able to exercise your amended August 23, 2001 or October 12, 2004 mispriced options until the earliest occurrence of a Permissible Exercise Event. Any portion of your August 23, 2001 or October 12, 2004 mispriced options that vested prior to December 31, 2004, is not considered a “mispriced option” and such portion of the option will continue to be exercisable in accordance with the terms of the applicable Rambus Stock Plan and the option agreement governing such option.

If you choose to amend your August 23, 2001 or October 12, 2004 mispriced options pursuant to this offer, you will choose a Selected Calendar Year during which you may exercise your amended options. The Selected Calendar Year cannot be earlier than 2008 for August 23, 2001 mispriced options or, for October 12, 2004 mispriced options, the calendar year immediately following the year in which all such options vest. For example, if your October 12, 2004 mispriced options vest during 2008, the Selected Calendar Year for such options cannot be earlier than 2009. Once the offer expires, you may not change your Selected Calendar Year. You (or your estate, if applicable) will be able to exercise your amended options prior to the Selected Calendar Year only in the event of your termination of service with Rambus, if you suffer a disability, if you die, or if Rambus undergoes a change of control. (See Section 2)

Q11. What is a “Permissible Exercise Event”?

A11. If you accept this offer and choose to make a fixed date election in connection with your August 23, 2001 mispriced options or October 12, 2004 mispriced options, you will not be able to exercise such amended options until the earliest occurrence of a Permissible Exercise Event. The following events are considered Permissible Exercise Events:

•	your termination of service with Rambus for any reason, including your resignation;

•	your death;

•	your disability (as defined by Section 409A);

•	a change in control of Rambus (as defined by Section 409A); or

•

January 1 of the calendar year specified by you (such year cannot be earlier than 2008 for August 23, 2001 mispriced options or, for October 12, 2004 mispriced options, the calendar year immediately following the year in which all such options vest, and, in each case, cannot be later than the calendar year of the expiration date of such options) (the “Selected Calendar Year”).

Please note that if your amended option first becomes exercisable due to your termination of service and you are considered a “specified employee” (as defined in Internal Revenue Code Section 409A(a)(2)(B)(i) and the underlying regulations) as of the date of your separation of service, the following will apply to the exercise of your amended options:

•

The period within which you may exercise your amended options will not commence until the date that is six months and one day after your separation date and will extend until the end of that calendar year, except as limited by the second and third bullets below.

•

Second, no option exercise period can extend longer than the original maximum term of the option or the post-termination exercise period allowed under the Plan governing the mispriced option or your option agreement evidencing the mispriced option.

•

Third, if the term of the amended option or the post-termination exercise period does not extend past the date that is six months after your separation date, you must elect to exercise your amended options following your separation date but no later than the earlier of the expiration of the original maximum term of the option or the expiration of the post-termination exercise period. However, any option proceeds will not be paid to you (and taxation will generally be deferred, other than for employment tax purposes) until the date that is six months after your termination of service (in compliance with Section 409A(a)(2)(B)(i)).

For purposes of Section 409A, a “specified employee” is generally a key employee of a publicly traded company who is (i) an officer of Rambus having annual compensation greater than an indexed amount ($145,000 for 2007), (ii) a 5% stockholder of Rambus, or (iii) a 1% stockholder who earns more than $150,000 annually. Rambus will determine annually who is considered to be a “specified employee’ for these purposes.

(See Section 2)

Q12. If I amend my August 23, 2001 or October 12, 2004 mispriced options by making a fixed date election, how do I choose my Selected Calendar Year?

A12. If you participate in the offer and amend your August 23, 2001 or October 12, 2004 mispriced options by making a fixed date election, you must choose a Selected Calendar Year during which you may exercise your amended options. The Selected Calendar Year must be no earlier than 2008 for August 23, 2001 mispriced options or, for October 12, 2004 mispriced options, the calendar year immediately following the year in which all such options vest. For example, if your October 12, 2004 mispriced options vest during 2008, the Selected Calendar Year for such options cannot be earlier than 2009. Once the offer expires, you may not change your Selected Calendar Year.

You will choose a Selected Calendar Year with respect to your amended August 23, 2001 or October 12, 2004 mispriced options by providing this information on the offer website or by submitting a completed paper election form via facsimile. (See Section 4)

Q13. If I amend my August 23, 2001 or October 12, 2004 mispriced options by making a fixed date election, when will my amended options expire?

A13. If you participate in the offer and amend your August 23, 2001 or October 12, 2004 mispriced options by making a fixed date election your amended options will expire on the earlier of (i) the date your amended options expire in accordance with the terms of the applicable option agreement (including the expiration of the original maximum term of the mispriced option) or the Rambus Stock Plans governing your amended options, or (ii) subject to the paragraph below, December 31 of the year in which the Permissible Exercise Event occurs.

By making a fixed date election, you also agree to (i) the automatic exercise, on the Automatic Exercise Date (as defined below), of your vested amended option if it is in-the-money on the Automatic Exercise Date, OR (ii) the automatic cancellation, on the Automatic Exercise Date, of your amended option if it is either not vested or not in-the-money as of the Automatic Exercise Date, in each case if you have not exercised your amended options prior to such date. Your amended option will be considered in-the-money if Rambus determines in its discretion that it has an exercise price that is less than the fair market value of our common stock on the applicable Automatic Exercise Date less any applicable broker or similar fees associated with any such exercise.

The Automatic Exercise Date is the last trading day on or before December 31st of the year in which the Permissible Exercise Event (other than the Selected Calendar Year) occurs. Please note that the last trading date on or before December 31st of the Selected Calendar Year is not an Automatic Exercise Date and no automatic exercise of your amended option will occur during the Selected Calendar Year.

In the case of automatic exercise on an Automatic Exercise Date, a cashless exercise will occur automatically on your behalf in accordance with the terms of the Rambus Stock Plans and the broker-assisted cashless exercise program Rambus has established under the plans. Pursuant to this cashless exercise procedure, the designated broker will exercise your amended option and sell that portion of the shares subject to the amended option necessary to pay the applicable exercise price and associated tax withholding, as determined by Rambus. Any remaining shares will be deposited to your brokerage account maintained with the broker through which the automatic-exercise occurs.

Example

You hold an August 23, 2001 mispriced option that you amend pursuant to the offer by making a fixed date election. You select 2009 as your Selected Calendar Year. Assume that the agreement governing your August 23, 2001 mispriced option specifies that it will expire three months following the termination of your employment.

On July 1, 2008, you voluntarily terminate your employment with Rambus (a Permissible Exercise Event) and your termination is not due to your death or disability. As of July 1, 2008, you will be able to exercise the vested portion of your amended option until October 1, 2008 (i.e., the earlier of (i) the date your amended option expires in accordance with the terms of the option agreement evidencing such amended option (or, in the absence of a specified time in the agreement for the amended option, three months following termination), or (ii) December 31, 2008).

If your termination were to occur on November 30, 2008, you would be able to exercise the vested portion of your amended option until December 31, 2008 (i.e., the earlier of (i) the date your amended option expires in accordance with the terms of the option agreement evidencing such amended option (or, in the absence of a specified time in the agreement for the amended option, three months following termination), or (ii) December 31, 2008). Assume further that you did not exercise your amended option prior to December 31, 2008 (the Automatic Exercise Date) and your amended option was in-the-money (that is its per share exercise price was less than the Company’s stock price on the Amended Exercise Date less any broker fees or similar fees associated with such exercise). On the Automatic Exercise Date, a cashless exercise would occur automatically on your behalf and the designated broker under the applicable Rambus Stock Plan will sell that portion of the shares subject to the amended option necessary to pay the applicable exercise price and associated tax withholding, as determined by Rambus. Any remaining shares will be deposited to your brokerage account maintained with the broker through which the automatic-exercise occurs. If the amended option was not vested or was not in-the-money as of the Automatic Exercise Date, your amended option would not be exercised and it would be cancelled on the Automatic Exercise Date.

Assume the same facts as above, but assume there is no Permissible Exercise Event prior to 2009. As of January 1, 2009, you will be able to exercise the vested portion of your amended option at any point prior to December 31, 2009 (subject to any Rambus policies that apply to the exercise of the option and subject to the terms of your option agreement evidencing such amended option). There is no Automatic Exercise Date in your Selected Calendar Year. To the extent you did not exercise the amended option by December 31, 2009, it would terminate.

If you choose a Selected Calendar Year that is the same year as the last year of the original term of the amended option, then your amended option will expire on the expiration date of the option. In no event will the amended option be exercisable following the original expiration date of the original option grant. (See Section 9)

Q14. What if I don’t participate in the offer? Will Rambus pay my additional taxes?

A14. No. Rambus is making this offer to enable you to eliminate certain unfavorable personal tax consequences. If you choose not to participate in the offer, Rambus does not plan to compensate you for any unfavorable personal tax consequences that may result.

With respect to eligible employees, Section 409A provides that the portion of options that were granted at a discount and that vest after December 31, 2004 will likely subject the eligible employees to unfavorable personal tax consequences. These consequences for holders of mispriced options include income inclusion in the year of vesting (whether or not you have exercised affected stock options), an additional 20% federal income tax and penalties and interest charges. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible employees will be subject to additional annual income and penalty taxes, plus interest charges, on any increase in value of the underlying stock. Finally, there may be additional taxes pursuant to similar state laws. For example, California has a provision similar to Section 409A and imposes a 20% tax with regard to discounted stock options (in addition to any federal tax and penalties). (See Section 14)

Q15. What will I receive in return for amending my options?

A15. By increasing the exercise price of your mispriced options or, with respect to your August 23, 2001 or October 12, 2004 mispriced options only, by making a fixed date election, you will avoid certain unfavorable personal tax consequences. You will not receive any additional compensation in exchange for amending your mispriced options.

Q16. When will my mispriced options be amended?

A16. Any mispriced options with respect to which you have elected to accept this offer will be amended on the expiration date (on the same date but following the expiration of the offer). We expect the expiration date will be November 15, 2007 at 9:00 p.m. Pacific Time. Promptly after the expiration of the offer, you will receive a “Final Election Confirmation Statement” evidencing the amendment of the mispriced options you elected to amend. (See Section 6)

Q17. Am I required to participate in this offer?

A17. No. Participation in this offer is completely voluntary. If you do not participate in this offer, you may be subject to certain unfavorable personal tax consequences. Please see Questions and Answers 22 and 23 and Section 14 of this Offer to Amend for a description of the potential tax consequences to you if you decide not to participate in the offer and instead keep your current options.

Q18. Once my options are accepted for amendment, is there anything I must do to receive the amended options?

A18. Once the offer has expired and your election with respect to options has been accepted by us, your mispriced options will be automatically amended. There is nothing additional that you must do for this to occur. Your amended options will be amended on the same day that the offer expires (but following the expiration of the offer). We will work to reflect the amendment of your options in the Company’s records promptly following the expiration of the offer; however, your amended options may not be eligible to be exercised until several days following the expiration of the offer. (See Section 2)

Q19. When will my amended options vest?

A19. If your options are amended, they will continue to vest according to the vesting schedule in place prior to the offer. Future vesting is subject to your continued employment with or service to Rambus through each relevant vesting date. You will not lose any vested options or have to restart the vesting schedule as a result of this offer. (See Section 9)

Q20. Will the terms and conditions of my amended options be the same as my original options?

A20. With regards to your August 23, 2001 or October 12, 2004 mispriced options for which a valid fixed date election is made, you will not be able to exercise such options (even if they are vested) until the earliest occurrence of a Permissible Exercise Event or after the last day of your Selected Calendar Year. Additional restrictions may apply to the exercise by “specified employees” (as defined in Internal Revenue Code Section 409(a)(2)(B)(i)) of mispriced options amended by making a fixed date election. See Question and Answer 11 of this Offer to Amend. For those mispriced options that are not amended by means of a fixed date election, and except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your mispriced options. In addition, all amended options will continue to be treated as nonstatutory stock options for U.S. tax purposes. (See Sections 2, 9 and 14)

Q21. What happens to my options if I elect to participate in the offer with respect to mispriced options but then exercise those options before the expiration of the offer?

A21. If you elect to participate in the offer but exercise your mispriced options prior to the expiration of the offer, those options which you exercise will no longer be eligible to be amended in this offer and you may be required to recognize ordinary income and may also be subject to an additional 20% federal income tax and penalties and interest charges. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible employees will be subject to additional annual income and penalty taxes, plus interest charges, on any increase in value of the underlying stock. Furthermore, some states, including California, impose an additional 20% state tax and penalties and interest charges. Finally, such an exercise will disqualify you from making a fixed date election with respect to any August 23, 2001 or October 12, 2004 mispriced options you may hold. (See Section 14)

Q22. What happens to my options if I do not submit my election form by the deadline, am not an eligible employee as of the expiration date, choose not to participate in the offer or my options are not accepted for amendment?

A22. If Rambus does not receive your properly completed and submitted election form by the deadline, you choose not to participate, you are not an eligible employee as of the expiration date, or your options are not accepted by us under this offer, your mispriced options will (i) remain outstanding until they expire by their terms, including but not limited to expiration in connection with your termination of employment or other service, (ii) retain their original exercise price and (iii) retain their current terms for exercise. As described in Question and Answer 2, you may be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% federal income tax and penalties and interest charges. In addition, we believe that during each subsequent tax year (until the mispriced option is exercised or expires), eligible employees will be subject to additional annual income and penalty taxes, plus interest charges, on any increase in value of the underlying stock. Finally, some states, including California, impose an additional 20% state tax and penalties and interest charges. We recommend that you consult with your financial, legal and/or tax advisors regarding any personal tax consequences regarding the offer. (See Section 14)

Q23. I am an eligible employee. Are there any positive or negative tax consequences to my participation in the offer?

A23. Yes. As a result of your participating in this offer, you may avoid potentially unfavorable personal tax consequences associated with your mispriced options under United States tax law.

Section 409A provides that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% income tax plus penalties and interest charges.

None of the mispriced options have fixed exercise dates and therefore Section 409A would likely subject eligible employees to income recognition before the options are exercised and could subject the eligible employees to the additional 20% income tax, plus penalties and interest charges. If you amend your August 23, 2001 or October 12, 2004 mispriced options by making a valid fixed date election, your amended options would have a fixed exercise date and you should not be subject to the negative tax consequences associated with Section 409A. The tax regulations issued by the Treasury Department and the IRS do not provide final guidance with respect to the tax consequences associated with such options. However, based on previously issued guidance, we believe that, in the tax year in which a mispriced option vests, eligible employees will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”), which would be reported as wages and subject to applicable tax withholding, and will be subject to an additional 20% income tax on the spread, plus penalties and interest charges. In addition, we believe that during each subsequent tax year (until the mispriced option is exercised or expires), eligible employees will be subject to additional annual income taxes, plus penalties and interest charges, on any increase in value of the underlying stock. Finally, certain states have also adopted laws similar to Section 409A. Consequently, eligible employees may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and thereby imposes an additional 20% tax with regard to discounted stock options (in addition to the additional federal 20% income tax and penalties and interest charges).

Rambus cannot guarantee any particular tax results related to your options; furthermore, there is uncertainty because the tax regulations may change. However, Rambus will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws. Because this offer involves complex tax considerations, we urge you to consult your financial, legal and/or tax advisor before you make any decisions about this offer.

Example

You are an eligible employee who holds an option to purchase 6,000 shares of Rambus common stock with an original exercise price per share of $15.00. Subsequent to the date of grant, the exercise price per share was determined to be $16.00. On a monthly vesting date, a total of 100 of the shares subject to the option vest at a time when the fair market value of our common stock is $20.00 per share and there is a total “spread” of $500.00. The tax regulations do not provide final guidance on how such options will be treated, but based on previously issued guidance, we believe that, in the month in which the option vests, you may have taxable income equal to $500.00 (the difference between the $20.00 fair market value and $15.00 exercise price multiplied by the 100 shares that vest) for federal and state tax purposes at your applicable income tax rates, which would be reported as wages and subject to applicable tax withholding, and also owe an additional $100.00 due to the additional 20% income tax imposed under Section 409A (20% of $500.00). If you are a California employee, you may owe an additional $100.00 due to the additional 20% tax imposed under California law. Additionally, you may owe an interest penalty with the calculation of such penalties likely dating back to the original vesting date and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock. If, for example, you are a California employee and your applicable federal and state tax rate is a total of 44.3%, then once the Section 409A and equivalent additional California income taxes are added, you could end up paying approximately 84.3% on the “spread” of an option you may not have yet exercised, plus potential interest charges, which may be approximately 9% of the “spread.”

Please also see Question and Answer 22 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your mispriced options.

If you accept the offer, (i) you should not be required under current United States law to recognize income for United States federal income tax purposes on the option at the time you choose to accept the offer and (ii) you should not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options on the expiration date. You may have taxable income when you exercise your amended options or when you sell your shares. (See Section 14)

Uncertainty

Unfortunately, the rules issued by the Treasury Department and the IRS have not provided definitive guidance with respect to the tax consequences of discount options. There is a chance that future guidance may provide some relief with respect to certain mispriced options. We cannot guarantee what the effect of any future Section 409A guidance will be, but we will work as quickly as administratively feasible if future Section 409A guidance is issued to analyze it and provide information to our eligible employees regarding such guidance.

In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer.

Further, some states, including California, may impose additional income taxes. We recommend that you consult with your financial, legal and/or tax advisors regarding any tax consequences, including any state tax consequences, with respect to the offer.

Q24. What happens to my option if I elect to participate in the offer but then my employment with the Company terminates after the expiration date of this offer?

A24. If you elect to participate in this offer with respect to your mispriced options, they will be amended on the same day as the expiration date (but following the expiration of the offer). We will work to reflect the amendment of your options in the Company’s records promptly following the expiration of the offer; however, your amended options may not be eligible to be exercised until several days following the expiration of the offer. Your amended options will continue to vest according to the vesting schedule in place prior to the offer. Therefore, if your employment with Rambus terminates after your options are amended pursuant to this offer, your amended options will cease to vest in accordance with their terms. (See Questions and Answers 18 and 19 and Sections 2 and 6)

Q25. How will Rambus confirm to me that my election form has been received?

A25. Rambus intends to confirm the receipt of your acceptance of the election form by e-mail within two business days. If you have not received an e-mail confirmation within two business days, we recommend that you confirm that we have received your election form. If you need to confirm receipt after two business days have elapsed, you may e-mail options@rambus.com. (See Section 4)

Q26. Can I accept this offer with respect to shares of Rambus common stock that I previously acquired upon exercise of options?

A26. No. This offer relates only to currently outstanding options to purchase Rambus common stock that were granted under any of the Rambus Stock Plans. (See Section 2)

Q27. Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A27. No. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options to purchase Rambus common stock, or any other rights to you or anyone else. (See Section 7)

Q28. Is this a repricing of options?

A28. Yes. The amendment of your mispriced options is considered a repricing of the options. As a result, the Company may record stock-based compensation expense equal to the originally measured fair value on the date of grant that is yet to be recognized as of the repricing date, plus any incremental compensation expense attributed to the modification. The determination of incremental compensation will be based on the excess, if any, of the fair value of the repriced options just prior to the repricing. (See Section 12)

Q29. How does Rambus determine whether I have properly accepted this offer?

A29. We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any election forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all mispriced options properly elected for participation that are not validly withdrawn, subject to the terms of this offer. No election to participate with respect to mispriced options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4)

Q30. When will my amended options expire?

A30. Your amended options, other than any amended August 23, 2001 or October 12, 2004 mispriced options for which a valid fixed date election has been made will expire on the same date as the scheduled expiration of your original mispriced options or earlier upon your termination of employment with the Company. (See Section 9)

Your amended August 23, 2001 mispriced options or October 12, 2004 mispriced options for which a valid fixed date election has been made, will expire on the earlier of (i) the date your amended options expire in accordance with the terms of the applicable option agreement (including the expiration of the original maximum term of the mispriced option) or the Rambus Stock Plans governing your amended options, or (ii) December 31 of the year in which the Permissible Exercise Event occurs.

By making a fixed date election, you also agree to (i) the automatic exercise, on the Automatic Exercise Date (as defined below), of your vested amended option if it is in-the-money on the Automatic Exercise Date, OR (ii) the automatic cancellation, on the Automatic Exercise Date, of your amended option if it is either not vested or not in-the-money as of the Automatic Exercise Date. Your amended option will be considered in-the-money if Rambus determines in its discretion that it has an exercise price that is less than the fair market value of our common stock on the applicable Automatic Exercise Date less any applicable broker or similar fees associated with any such exercise.

The Automatic Exercise Date is the last trading day on or before December 31st of the year in which the Permissible Exercise Event (other than the Selected Calendar Year) occurs. Please note that the last trading date on or before December 31st of the Selected Calendar Year is not an Automatic Exercise Date and no automatic exercise of your amended option will occur during the Selected Calendar Year.

In the case of automatic exercise on an Automatic Exercise Date, a cashless exercise will occur automatically on your behalf in accordance with the terms of the Rambus Stock Plans and the broker-assisted cashless exercise program Rambus has established under the plans. Pursuant to this cashless exercise procedure, the designated broker will exercise your amended option and sell that portion of the shares subject to the amended option necessary to pay the applicable exercise price and associated tax withholding, as determined by Rambus. Any remaining shares will be deposited to your brokerage account maintained with the broker through which the automatic-exercise occurs.

For more information about the expiration terms of your August 23, 2001 and October 12, 2004 mispriced options, see Question and Answer 13 of this Offer to Amend. (See Section 9)

Q31. Will I receive any paperwork indicating my mispriced options have been amended?

A31. Yes. Promptly after the expiration of the offer, the Company will send you a “Final Election Confirmation Statement” evidencing the amendment of the mispriced options you elected to amend. (See Section 9)

Q32. Are there any conditions to this offer?

A32. Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend. However, the implementation of this offer is not conditioned upon it being accepted with respect to a minimum number of offerees. (See Section 7)

Q33. If Rambus extends the offer, how will Rambus notify me?

A33. If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date. (See Sections 2 and 15)

Q34. How will Rambus notify me if the offer is changed?

A34. If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next business day following the day we change the offer. (See Section 15)

Q35. Can I change my mind and withdraw from this offer?

A35. Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date by 9:00 p.m., Pacific Time. (See Question and Answer 36 and Section 5)

If we extend the expiration date, you may withdraw your election with respect to some or all of your mispriced options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted acceptance or withdrawal we receive before the expiration date. However, if we have not accepted your election to participate in the offer by 9:00 p.m., Pacific Time, on December 14, 2007, you may withdraw your options at any time thereafter. (See Section 5)

Q36. How do I change my election?

A36. To change your election with respect to your mispriced options, you must do so in accordance with the provisions below:

(i) You may submit a new election form at any time before 9:00 p.m., Pacific Time, on November 15, 2007 (unless the offer is extended). In addition, unless we accept and amend your mispriced options before 9:00 p.m., Pacific Time, on December 14, 2007 (the 40th business day after the commencement date of this offer), you may withdraw your election to amend at any time thereafter.

(ii) If you wish to change your participation in the offer, you must log onto the offer website and complete a new election form before 9:00 p.m., Pacific Time, on November 15, 2007 (unless the offer is extended). If you are not able to submit a new election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to the Company via facsimile to Caroline Ling at (650) 947-6044 before 9:00 p.m., Pacific Time, on November 15, 2007 (unless we extend the offer). To obtain paper election forms, please contact Caroline Ling at (650) 947-5799 or options@rambus.com.

You may only submit a new election form prior to the expiration of the offer.

The delivery of all documents is at your risk. Rambus intends to confirm the receipt of your election form by e-mail within two business days. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your election form. If you need to confirm receipt after two business days have elapsed, you may e-mail options@rambus.com.

Only election forms that are complete, signed (electronically or otherwise), and actually received by Rambus by the deadline will be accepted. Election forms may be submitted only via the offer website or by facsimile. Election forms submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Q37. What if I indicated that I did not want to participate and then decide that I want to participate in this offer?

A37. If you indicated that you did not want to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new, properly completed election form accepting the offer before the expiration date, in accordance with the procedures described in Question and Answer 36 and Section 4 of this Offer to Amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. (See Section 5)

Q38. Can I change my mind about which mispriced options with respect to which I want to accept this offer?

A38. Yes. You may change your mind after you have submitted an election form and submit a new election form at any time before the expiration date, which is expected to be November 15, 2007. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. (See Section 5)

Q39. How should I decide whether or not to accept this offer with respect to my mispriced options?

A39. We understand that the decision whether or not to accept this offer with respect to mispriced options will be a challenging one for many eligible employees. The program does carry risk (see “Risks of Participating in the Offer” for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your mispriced options, even considering the potential personal tax consequences of keeping them (as described in Section 14 of this Offer to Amend). The decision to participate in the offer must be your own. We recommend that you consult with your personal financial, legal and/or tax advisors to determine if participation in this offer is right for you. (See Section 3)

Q40. What happens if I have a mispriced option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A40. If you have a mispriced option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that option, you may accept this offer with respect to the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. Because you are the legal owner of the mispriced option, Rambus will respect an election properly made by you and accepted by Rambus and will not be responsible to you or the beneficial owner of the mispriced option for any errors made by you with respect to such an election. (See Section 2)

Q41. Will my amended options remain nonstatutory stock options for United States tax purposes?

A41. Mispriced options originally classified as incentive stock options, but which have been determined to have been granted at a discount from fair market value are, and will continue to be, treated as nonstatutory stock options. Your amended options will remain nonstatutory stock options for purposes of United States tax law.

For more detailed information, please read the rest of the Offer to Amend, and see the tax disclosure set forth under the section entitled “Material United States federal income tax consequences.” (Section 14)

We recommend that you read the tax discussion in this Offer to Amend and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors. (See Sections 9 and 14)

Q42. Does Section 409A impact participation in the Employee Stock Purchase Plan (ESPP) shares or my awards of restricted stock?

A42. No, participation in the ESPP and my awards of restricted stock are not impacted by 409A or this offer.

Q43. Whom can I contact if I need to confirm Rambus’ receipt of my election form, I have questions about the offer, I have technical problems with the offer website, or if I need additional copies of the offer documents?

A43. Rambus intends to confirm the receipt of your election form by e-mail within two business days. If you have not received an e-mail confirmation that Rambus has received your election form, we recommend that you confirm that Rambus has received your election form. If you need to confirm receipt after two business days have elapsed, you may e-mail options@rambus.com.

If you experience technical problems with the acceptance or change of election procedure on the offer website http://rmbs.equitybenefits.com, you may contact Caroline Ling at (650) 947-5799 or options@rambus.com.

If you need additional copies of the offer documents, you should contact Caroline Ling at (650) 947-5799 or options@rambus.com.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and risk factors in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and you are encouraged to speak with your financial, legal and/or tax advisors as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Amend discussing the personal tax consequences, as well as the rest of this Offer to Amend for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.

In addition, this Offer to Amend and the SEC reports incorporated by reference herein include “forward-looking statements.” You can identify these and other forward-looking statements by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section, other factors elsewhere in this Offer to Amend and as referred to above. You should carefully consider these risks, in addition to the other information in this Offer to Amend and in our other filings with the SEC. The documents we file with the SEC, including the reports incorporated by reference herein, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

The following discussion should be read in conjunction with the summary financial statements and notes to the financial statements attached and incorporated by reference to this Offer to Amend, as well as our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We caution you not to place undue reliance on forward-looking statements contained in this Offer to Amend, which speak only as of the date hereof.

Economic Risks

If your mispriced options are amended, there is no guarantee that in the future you will be in a better economic position than you would be if your mispriced options were not amended.

The trading price of our common stock is volatile. Changes in our stock price may result in a lower value realized in the future than you might have realized had you not agreed to the amendment which increased your exercise price of your eligible options (even after taking the adverse tax consequences into account). In addition, if you make a fixed date election with respect to your August 23, 2001 or October 12, 2004 mispriced options and the price of our common stock is less than the exercise price of those options during your Selected Calendar Year, then you may not be able to profitably exercise such mispriced options. Please consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If we are acquired by or merge with another company, your cancelled options might be worth more than your options as amended.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including by significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Tax-Related Risks

The federal tax authorities could change Section 409A tax consequences.

The Treasury Department and the IRS have issued final rules with respect to Section 409A, but these rules do not provide definitive guidance with respect to the tax consequences of discount options. It is possible that the Treasury Department and the IRS could issue further guidance, and such guidance could be significantly different from the current guidance. Changes to the rules could impose less onerous tax consequences on discount options and, as a result, it may have been more beneficial to you not to participate in the offer and to have retained your mispriced options. If we accept your tender and your mispriced options are amended, you will be bound by the amended terms of these options and will not be able to withdraw your tender after this offer has closed.

Although we have designed this offer in a way that is specifically contemplated by the Treasury Department and the IRS to avoid adverse tax treatment under Section 409A, there can be no guarantee of any specific tax treatment with respect to this offer or in the future should the tax laws change again in a manner that would adversely affect your amended options. In that event, Rambus cannot provide any assurance that an offer similar to this one will be made.

U.S. state tax-related risks.

If you are subject to tax in the United States, you should be aware that certain states have laws similar to Section 409A. Consequently you may incur additional taxes and penalties under state law provisions. For example, California has a provision similar to Section 409A and imposes an additional 20% tax plus interest charges with regard to discount stock options (in addition to the additional federal 20% tax and penalties and interest charges). You should be certain to consult your personal tax advisor to discuss these consequences.

Tax-related risks for tax residents of multiple or other countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should also be certain to consult your personal tax advisor to discuss these consequences.

THE OFFER

1.	Eligibility.

You are an “eligible employee” only if:

•	you are an employee of Rambus as of the last date on which this offer remains open for acceptance; and

•	you are subject to taxation in the United States.

In addition, you are ineligible to amend any August 23, 2001 mispriced options or October 12, 2004 mispriced options by making a fixed date election if you have exercised any mispriced option (including, but not limited to, any August 23, 2001 or October 12, 2004 mispriced option) at any time during 2006 or 2007. If you have exercised any mispriced option during 2006 or 2007, you may only amend your August 23, 2001 or October 12, 2004 mispriced options by amending the exercise price(s) of such options.

Unless expressly provided by an agreement between you and Rambus or by the requirements of applicable law, your employment with Rambus will remain “at will” and can be terminated by you or us at any time, with or without cause or notice.

A list of our directors and executive officers subject to Section 16 of the Exchange Act is attached to this Offer to Amend as Schedule A. None of our executive officers and none of our non-employee directors are eligible to participate in this offer other than Laura Stark, our Senior Vice President, Platform Solutions, and Kevin Donnelly, our Senior Vice President, Engineering. Ms. Stark and Mr. Donnelly are eligible to participate in this offer because they were not executive officers of Rambus as of the respective grant dates of the mispriced options they hold.

2.	Number of options and amount of consideration; expiration date.

Subject to the terms and conditions of this offer, we will accept for amendment mispriced options that are held by eligible employees and with respect to which proper elections are made, and are not validly changed, before the expiration date.

An option to purchase common stock is eligible for this offer (that is, it is a “mispriced option”) only if each of the following conditions is met:

•	the option was granted under the Rambus Stock Plans;

•

the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s grant date, as determined by Rambus for financial accounting purposes (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion may be a “mispriced option”); and

•	the option is held by an eligible employee and is outstanding as of the last date on which this offer remains open for acceptance.

As noted above, in order to be eligible, options must be outstanding as of the expiration date of the offer. For example, if a particular option grant expires after commencement, but before the expiration date, that particular option grant is not eligible for this offer.

Please note that if you elect to exchange any of your mispriced option grants, you must elect to exchange all outstanding shares subject to such mispriced option grant. If you have exercised a portion of a mispriced option grant, your election will apply to the portion that remains outstanding and unexercised.

Election Example

If you are an eligible employee and you hold (1) a mispriced option to purchase 1,000 shares of Rambus common stock, which you have already exercised with respect to 700 shares, (2) a mispriced option to purchase 500 shares of Rambus common stock, of which you have exercised none of the shares and (3) an option to purchase 1,000 shares, all of which remained unexercised and of which 100 shares have vested on or before December 31, 2004 (so only 900 shares are “mispriced options”), you may elect to amend:

•	all of your mispriced options, with respect to (1) 300 shares of your first option, (2) 500 shares of your second option and (3) 900 shares of your third option;

•	your first option as to 300 shares;

•	your second option as to 500 shares;

•	your third option as to 900 shares;

•	two of your three option grants; or

•	none of your option grants.

These are your only choices in this example. You may not, for example, elect to amend 150 shares of your first option.

If you have a mispriced option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that option grant, you may accept this offer with respect to the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal documents. Because you are the legal owner of the mispriced option, Rambus will respect an election properly made by you and accepted by Rambus and will not be responsible to you or the beneficial owner of the mispriced option for any errors made by you with respect to such an election.

Subject to the terms of this offer and upon our acceptance of the options with respect to which you have properly elected to accept this offer, a mispriced option with respect to which you accept this offer will be replaced with the following consideration:

1. If your mispriced option is not an August 23, 2001 or October 12, 2004 mispriced option for which a valid fixed date election has been made, your mispriced option will be amended to increase the exercise price per share to the new exercise price. You may also elect to increase the exercise price per share to the new exercise price with respect to your August 23, 2001 or October 12, 2004 mispriced options. The new exercise price will be the fair market value of a share of Rambus common stock on the date the option was actually granted, as determined by Rambus for financial accounting purposes (that is, on the option’s measurement date for financial accounting purposes). No other part of the affected option will change: the vesting schedule will remain as originally granted – it does not get accelerated or decelerated, and you will not have to restart the vesting schedule. Nor will the expiration date of the option change; it will remain as originally granted; or

2. If your mispriced option is an August 23, 2001 or October 12, 2004 mispriced option for which a valid fixed date election has been made, it will be amended and you will not be permitted to exercise the amended option until the earliest of the following Permissible Exercise Events:

•	your termination of service with Rambus for any reason, including your resignation;

•	your death;

•	your disability (as defined by Section 409A);

•	a change in control of Rambus (as defined by Section 409A); or

•	January 1 of the Selected Calendar Year.

If you choose to amend your August 23, 2001 or October 12, 2004 mispriced option by making a fixed date election, you must also choose a Selected Calendar Year by providing this information on the offer website or by submitting a completed paper election form via facsimile.

Please note that if your amended option first becomes exercisable due to your termination of service and you are considered a “specified employee” (as defined in Internal Revenue Code Section 409A(a)(2)(B)(i) and the underlying regulations) as of the date of your separation of service, the following will apply to the exercise of your amended options:

•

The period within which you may exercise your amended options will not commence until the date that is six months and one day after your separation date and will extend until the end of that calendar year, except as limited by the second and third bullets below.

•

Second, no option exercise period can extend longer than the original maximum term of the option or the post-termination exercise period allowed under the Plan governing the mispriced option or your option agreement evidencing the mispriced option.

•

Third, if the term of the amended option or the post-termination exercise period does not extend past the date that is six months after your separation date, you must elect to exercise your amended options following your separation date but no later than the earlier of the expiration of the original maximum term of the option or the expiration of the post-termination exercise period. However, any option proceeds will not be paid to you (and taxation will generally be deferred, other than for employment tax purposes) until the date that is six months after your termination of service (in compliance with Section 409A(a)(2)(B)(i)).

If you are an eligible employee and only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is a mispriced option and will be eligible to be amended in this offer. The portion that vested on or before December 31, 2004 is not subject to the unfavorable personal tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for inclusion in the offer. Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

For purposes of Section 409A, a “specified employee” is generally a key employee of a publicly traded company who is (i) an officer of Rambus having annual compensation greater than an indexed amount ($145,000 for 2007), (ii) a 5% stockholder of Rambus, or (iii) a 1% stockholder who earns more than $150,000 annually. Rambus will determine annually who is considered to be a “specified employee” for these purposes.

For purposes of this offer, the term “option” generally refers to an option to purchase one or more shares of our common stock.

Repricing Example.

You are an eligible employee and you were issued an option (and such option is not an August 23, 2001 mispriced option or an October 12, 2004 mispriced option for which a valid fixed date election has been made) to purchase 2,000 shares of Rambus common stock with an original exercise price per share equal to $15.00. Of the number of shares subject to your option, 400 shares vested on or before December 31, 2004. Subsequent to the date of grant, the exercise price per share was determined to be $16.00. The options will be mispriced options with respect to 1,600 shares (the 400 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible for this offer). As of the offer expiration date, you had not exercised any portion of the mispriced option.

If you accept this offer, then pursuant to the terms of the offer, your mispriced option will be amended and the new exercise price will be increased to $16.00 per share.

Fixed Date Election Examples.

Example #1.

You are an eligible employee and you were issued an option on August 23, 2001 to purchase 2,000 shares of Rambus common stock with an original exercise price per share equal to $4.86. Of the number of shares subject to your option, 400 shares vested on or before December 31, 2004. Subsequent to the date of grant, the exercise price per share was determined to be $11.72. The option will be an August 23, 2001 mispriced option with respect to 1,600 shares (the 400 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible for this offer). As of the offer expiration date, you had not exercised any portion of any mispriced option during 2006 or 2007.

If you accept this offer and decide to make a fixed date election, then pursuant to the terms of the offer, your option to purchase 1,600 shares will be amended to delay the first date on which you may exercise any portion of the August 23, 2001 mispriced option from the current applicable vesting date to the earliest date on which a Permissible Exercise Event occurs. Further assume you select 2009 as your Selected Calendar Year. Absent an earlier Permissible Exercise Event, you will not be able to exercise your amended option until the 2009 calendar year, and you will not be able to exercise your amended option beyond calendar year 2009.

Alternatively, if you accept this offer and elect to amend your August 23, 2001 mispriced option by amending the exercise price, your option to purchase 1,600 shares will be amended and the new exercise price will be increased to $11.72 per share.

Example #2.

Assume the same facts as in the example above, but assume that you terminate your employment with Rambus on April 1, 2008. Because this Permissible Exercise Event occurred prior to your Selected Calendar Year, all vested options will be exercisable (subject to any Rambus policies relating to option exercise that may apply to you) on the date of your termination in accordance with the terms of the applicable Rambus Stock Plan and the option agreement governing such option.

If your termination were to occur on November 30, 2008, you would be able to exercise the vested portion of your amended option until the earlier of the date your amended option expires in accordance with the terms of the option agreement evidencing such amended option, or December 31, 2008.

Example #3.

Assume the same facts as in the example above, but assume that you have exercised a mispriced option during 2006 or 2007. Because you will be ineligible to amend your August 23, 2001 mispriced option by making a fixed date election, if you choose to participate in this offer with respect to such option, your option to purchase 1,600 shares will be amended and the new exercise price will be increased to $11.72 per share.

Please note that if you are considered a “specified employee” (as defined in Code Section 409(a)(2)(B)(i) and the underlying regulations) as of the date of your separation of service, certain additional restrictions will apply to the exercise of your options following your termination of employment. See Question and Answer 11 and Section 2 of this Offer to Amend.

Example #4

You are an eligible employee and you were issued an option on October 12, 2004 to purchase shares of Rambus common stock with an original exercise price per share equal to $15.23. As of the offer expiration date, you had not exercised any portion of any mispriced option during 2006 or 2007. Your option vests in equal monthly installments over the 2008 calendar year. The earliest calendar year that you may select as your Selected Calendar Year is 2009. Absent an earlier Permissible Exercise Event, you will not be able to exercise your amended option until the 2009 calendar year.

The vesting of your amended options will not change. As a result, once you cease to be an employee, there will be no further vesting of your amended option. Except for the delay in exercisability of your amended August 23, 2001 or October 12, 2004 mispriced options and any reduction in the period of time within which you may exercise your amended August 23, 2001 or October 12, 2004 mispriced options, no other part of the affected option will change: the vesting schedule will remain as originally granted, neither accelerating or decelerating, and you will not have to restart the vesting schedule.

All amended options will be subject to the terms of the option plan and the option agreement under which they were granted, and as amended in accordance with this offer. The current form of option agreements under the Rambus Stock Plans are attached as exhibits to the Schedule TO with which this offer has been filed, although your individual option agreement may differ from this form. See Section 9 of this Offer to Amend for a description of the Rambus Stock Plans.

The expiration date for this offer will be 9:00 p.m., Pacific Time, on November 15, 2007, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

Due to various issues identified as part of an independent investigation related to our historical stock option granting practices, Rambus has determined that the actual measurement dates for financial accounting purposes of certain options granted under the Rambus Stock Plans differ from the recorded grant dates of such awards. These options were issued with an exercise price less than the fair market value of the underlying Rambus common stock on the date of grant, as determined by Rambus for financial accounting purposes. With respect to eligible employees, Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004 will likely subject the eligible employees to unfavorable personal tax consequences. If the mispriced options are amended, the unfavorable personal tax consequences, as described in Section 14 of this Offer to Amend, should be eliminated.

Except as otherwise disclosed in this Offer to Amend, the other documents relating to this offer or our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company, except as described below;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board of director vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the Nasdaq Global Select Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In October 2001, our Board of Directors approved a stock repurchase program of our common stock principally to reduce the dilutive effect of employee stock options. Since the beginning of the program, our Board of Directors has authorized the purchase in open market transactions of up to 19.0 million shares of our outstanding common stock over an undefined period of time. As of June 30, 2007, we had repurchased 13.2 million shares of our common stock at an average price per share of $13.95. As of June 30, 2007, there remained an outstanding authorization to repurchase 5.8 million shares of our outstanding common stock.

In the ordinary course of business, from time to time, the Company evaluates acquisition or investment opportunities. At the present time, we are reviewing some opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, the Company makes changes in the composition and structure of its Board of Directors and/or management. The Company expects that it will continue to make changes in this regard.

Neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. Rambus has engaged a third-party consultant to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer. The consultant will not provide tax advice specific to an individual’s circumstances or make any recommendation. You must make your own decision about whether to participate in this offer. We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

4.	Procedures for electing to participate in this offer.

Proper election to elect to participate in this offer.

Participation in this offer is voluntary. If you choose to participate in this offer, you must do the following before 9:00 p.m., Pacific Time, on November 15, 2007 (the expiration date), unless we extend the offer.

If you are an eligible optionee, you will receive on the commencement of this offer an e-mail announcing the offer and directing you to the website for this offer, which is located at https://rmbs.equitybenefits.com (the “offer website”). If you wish to participate in this offer, you must log onto the offer website and click on the MAKE AN ELECTION button. You will be directed to your election form that contains the following personalized information with respect to each eligible option you hold:

•	the grant date indicated for the eligible option on the applicable option agreement;

•	the current exercise price per share in effect for the eligible option;

•	the number of shares of the Company’s common stock purchasable under the eligible option;

•	the fair market value of a share of the common stock of Rambus on the eligible option’s measurement date for financial reporting purposes; and

•	the election alternatives available to you.

You will need to check the appropriate box next to each of your eligible options to indicate your choice of whether and how to amend your mispriced options in accordance with the terms of this offer. After completing the election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Print Confirmation page. Please print and keep a copy of the Print Confirmation page for your records. At that point, you would have completed the election process.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to the Company via facsimile to Caroline Ling at (650) 947-6044 before 9:00 p.m., Pacific Time, on November 15, 2007 (unless we extend the offer). To obtain a paper election form, please contact Caroline Ling at (650) 947-5799 or options@rambus.com.

You must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on November 15, 2007. If we extend the offer beyond that deadline, you must complete the process before the extended expiration date of the offer.

We will not accept delivery of any election form after expiration of the offer. If we do not receive a properly completed and duly executed election form from you before the expiration of the offer, we will not accept your eligible options for amendment. Those options will not be amended or replaced pursuant to this offer.

If you wish to change your election to participate in this offer, you must log onto the offer website and complete a new election form before 9:00 p.m., Pacific Time, on November 15, 2007 (unless we extend the offer). If you are not able to submit a new election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to the Company via facsimile to Caroline Ling at (650) 947-6044 before 9:00 p.m., Pacific Time, on November 15, 2007 (unless we extend the offer). To obtain paper election forms, please contact Caroline Ling at (650) 947-5799 or options@rambus.com.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

The delivery of election is at your risk. Rambus intends to confirm the receipt of your election form by e-mail within two business days. If you have not received an e-mail confirmation that Rambus has received your response, you must confirm that we have received your election form. Responses may be submitted only via the offer website or facsimile. Responses submitted by any other means, including hand delivery, are not permitted.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election that we determine is not in good order or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all options with respect to which proper elections are made.

Our receipt of your election form is not by itself an acceptance of your options. For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and not changed by you as of the time when we give oral or written notice to the option holders generally of our acceptance of options. We may issue this notice of acceptance by press release, e-mail, or other methods of communication. Options accepted will be amended on the closing date, which we presently expect will be November 15, 2007.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, at our discretion, all questions as to the validity, form, eligibility (including time of receipt), and acceptance of any election forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all mispriced options properly elected for participation that are not validly withdrawn, subject to the terms of this offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between Rambus and you upon the terms and subject to the conditions of this offer.

5.	Election not to participate and change of election.

You may change the options with respect to which you previously elected to accept this offer only in accordance with the provisions of this section.

If you have previously elected to accept this offer with respect to your eligible options, you may change that election with respect to some or all of these eligible options at any time before the closing date, which is expected to be 9:00 p.m., Pacific Time, on November 15, 2007. If we extend this offer, you may change your election or withdraw your eligible options at any time until the extended closing date. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the closing date.

In addition, although we intend to accept all eligible options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on December 14, 2007 (the 40th business day after the commencement date of this offer), you may withdraw your options at any time thereafter.

If you wish to change your election to participate in this offer, including to elect not to participate in this offer, you must log onto the offer website and complete a new election form before 9:00 p.m., Pacific Time, on November 15, 2007 (unless we extend the offer). If you are not able to submit a new election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to the Company via facsimile to Caroline Ling at (650) 947-6044 before 9:00 p.m., Pacific Time, on November 15, 2007 (unless we extend the offer). To obtain paper election forms, please contact Caroline Ling at (650) 947-5799 or options@rambus.com.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including election forms, is at your risk. Rambus intends to confirm the receipt of your election form by e-mail within two business days. If you have not received an e-mail confirmation that Rambus has received your response, you must confirm that we have received your election form. Only responses that are complete, signed, and actually received via the offer website or facsimile by the deadline will be accepted. Responses may be submitted only via the offer website or facsimile. Responses submitted by any other means, including hand delivery, are not permitted.

6.	Acceptance of options for amendment and amended options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment all mispriced options with respect to which proper elections to participate in the offer have been made that have not been validly changed before the expiration date.

Subject to the terms and conditions of this offer, if elections with respect to your mispriced options are properly made and accepted by us, these options will be amended as of the expiration date (on the same date but following the expiration of the offer). We will work to reflect the amendment of your options in the Company’s records promptly following the expiration of the offer; however, your amended options may not be eligible to be exercised until several days following the expiration of the offer. We expect that the expiration date will be November 15, 2007 at 9:00 p.m., Pacific Time, unless the offer period is extended. Once mispriced options with respect to which you elect to accept this offer are amended, those options will be replaced in full by the amended options.

For purposes of the offer, we will be deemed to have accepted options for you with respect to which valid elections to participate have been made and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for amendment of the options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all options with respect to which proper elections have been made that are not validly withdrawn.

In lieu of the mispriced options with respect to which you choose to accept this offer, you will be entitled to receive amended options, as described in Section 2 of this Offer to Amend, subject to any applicable vesting conditions. Mispriced options with respect to which you choose to accept this offer will be amended on the expiration date (on the same date but following the expiration of the offer). The expiration date will be November 15, 2007 at 9:00 p.m. Pacific Time, unless the offer period is extended. Promptly following the expiration of the offer, you will receive a “Final Election Confirmation Statement” evidencing the amendment of the options you elected to amend.

Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise price, current exercise terms and current vesting schedule. If you elect to participate in the offer but exercise your mispriced options prior to expiration of the offer, those options which you exercise will no longer be eligible to be amended in this offer, and those options may be subject to the unfavorable personal tax consequences described in Section 14 of this Offer to Amend. Please see Section 14 of this Offer to Amend for a description of the tax consequences to you of participating or not participating in this offer.

7.	Conditions of the offer.

Although we do not currently anticipate any merger or acquisition, if Rambus is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no amended options. Notwithstanding any other provision of this offer, we will not be required to accept any options for amendment, and we may terminate the offer, or postpone our acceptance and amendment of any options for which elections to amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•

there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us);

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•

in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index, the Nasdaq Composite Index, or the Standard & Poor’s 500 Index from the date of the commencement of the offer,

•

the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer,

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer or

•

a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

•	any person, entity or group has purchased all or substantially all of our assets,

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

•

any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of or to set a fixed exercise date on mispriced options or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•

there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Amend);

•

any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of Rambus that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or

•

any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to the Company, which might restrain, prohibit, or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits to us).

If any of the above events occur, we may:

•	terminate the offer and promptly return all mispriced options with respect to which elections have been made to the eligible employees;

•	complete and/or extend the offer and, subject to your right to change your election, retain all options with respect to which elections have been made until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

The Rambus common stock that underlies your options is traded on the Nasdaq Global Select Market under the symbol “RMBS.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq.

	High	Low
Fiscal Year Ending December 31, 2007
4th Quarter (to October 15, 2007)	$21.59	$18.96
3rd Quarter	$19.60	$12.05
2nd Quarter	$22.00	$17.67
1st Quarter	$23.95	$17.31
Fiscal Year Ended December 31, 2006
4th Quarter	$23.83	$15.87
3rd Quarter	$25.38	$10.25
2nd Quarter	$46.99	$19.79
1st Quarter	$40.22	$17.50
Fiscal Year Ended December 31, 2005
4th Quarter	$18.00	$10.75
3rd Quarter	$14.65	$10.22
2nd Quarter	$16.14	$13.16
1st Quarter	$23.95	$12.95
Fiscal Year Ended December 31, 2004
4th Quarter	$27.85	$14.87
3rd Quarter	$18.25	$12.34
2nd Quarter	$29.69	$15.55
1st Quarter	$36.56	$23.59

On October 15, 2007, the closing sale price of our common stock, as reported by the Nasdaq was $20.81 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of amended options.

Consideration.

If we receive and accept elections from eligible employees of all options eligible for this offer, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately 4,045,034 shares of our common stock, or approximately 3.9% of the total shares of our common stock outstanding as of October 12, 2007.

General terms of amended options.

If we have accepted your election to amend your options, each amended option will be amended on the expiration date (expected to be November 15, 2007 at 9:00 p.m., Pacific Time) on the same date but following the expiration of the offer. All amended options will be evidenced by an “Final Election Confirmation Statement,” which will be sent to you promptly after the expiration of the offer.

Except for the new exercise price of your amended options (other than August 23, 2001 or October 12, 2004 mispriced options for which a valid fixed date election has been made), the terms and conditions of your amended options will remain the same as the terms and conditions of your mispriced options. If you hold an August 23, 2001 or October 12, 2004 mispriced option and decide to make a valid fixed date election, you may not exercise your amended options until the earliest occurrence of a Permissible Exercise Event or after the last day of your Selected Calendar Year. Except for these changes in the exercise period, the terms of your amended August 23, 2001 or October 12, 2004 mispriced options will remain the same as the terms and conditions of your August 23, 2001 or October 12, 2004 mispriced options. All of the amended options will continue to be nonstatutory stock options for United States tax purposes.

The following description summarizes the material terms of the Rambus Stock Plans. The material terms of the Rambus Inc. 1997 Stock Plan (the “1997 Plan”) and Rambus Inc. 1999 Nonstatutory Stock Plan (the “1999 Plan”) have substantially the same material terms, except as will not substantially and adversely affect your rights or as described herein. Our statements in this Offer to Amend concerning the Rambus Stock Plans and the amended options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Rambus Stock Plans, and the forms of option agreement under the Rambus Stock Plans, which have been filed as exhibits to the Schedule TO of which this offer is a part, although your individual option agreement may differ from this form. Please contact Caroline Ling at (650) 947-5799 or options@rambus.com, to receive a copy of the Rambus Stock Plans, and the forms of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Summary of the Rambus Stock Plans.

The 1997 Plan permitted the grant of incentive stock options, nonstatutory stock options, and stock purchase rights to eligible participants. As of October 12, 2007, the maximum number of common shares subject to options currently outstanding under the 1997 Plan is approximately 11,615,744 shares. No options or other equity awards have been granted under the 1997 Plan after May 1, 2006 and none will be granted in the future.

The 1999 Plan permitted the grant of nonstatutory stock options to eligible participants. As of October 12, 2007, the maximum number of common shares subject to options currently outstanding under the 1999 Plan is approximately 4,704,320 shares. No options or other equity awards have been granted under the 1999 Plan after January 5, 2004 and none will be granted in the future.

Term of options.

The term of options granted under the Rambus Stock Plans is as stated in the option agreements, provided that the term of any incentive stock option granted under the 1997 Plan shall be no more than ten years from the date of grant. Your amended options, other than any amended August 23, 2001 or October 12, 2004 mispriced options for which a valid fixed date election has been made, will expire on the same date as the scheduled expiration of your original mispriced options or earlier upon your termination of employment with the Company.

Your amended August 23, 2001 mispriced options or October 12, 2004 mispriced options for which a valid fixed date election has been made will expire on the earlier of (i) the date your amended options expire in accordance with the terms of the applicable option agreement (including the expiration of the original maximum term of the mispriced option) or the Rambus Stock Plans governing your amended options, or (ii) December 31 of the year in which the Permissible Exercise Event occurs.

By making a fixed date election, you also agree to (i) the automatic exercise, on the Automatic Exercise Date (as defined below), of your vested amended option if it is in-the-money on the Automatic Exercise Date, OR (ii) the automatic cancellation, on the Automatic Exercise Date, of your amended option if it is either not vested or not in-the-money as of the Automatic Exercise Date, in each case if you have not exercised your amended options prior to such date. Your amended option will be considered in-the-money if Rambus determines in its discretion that it has an exercise price that is less than the fair market value of our common stock on the applicable Automatic Exercise Date less any applicable broker or similar fees associated with any such exercise.

The Automatic Exercise Date is the last trading day on or before December 31st of the year in which the Permissible Exercise Event (other than the Selected Calendar Year) occurs. Please note that the last trading date on or before December 31st of the Selected Calendar Year is not an Automatic Exercise Date and no automatic exercise of your amended option will occur during the Selected Calendar Year.

In the case of automatic exercise on an Automatic Exercise Date, a cashless exercise will occur automatically on your behalf in accordance with the terms of the Rambus Stock Plans and the broker-assisted cashless exercise program Rambus has established under the plans. Pursuant to this cashless exercise procedure, the designated broker will exercise your amended option and sell that portion of the shares subject to the amended option necessary to pay the applicable exercise price and associated tax withholding, as determined by Rambus. Any remaining shares will be deposited to your brokerage account maintained with the broker through which the automatic-exercise occurs.

Termination of employment.

If you are currently an employee of Rambus, your employment will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. If your employment terminates before the expiration date of this offer, you will no longer be eligible to participate in this offer and therefore options held by you will no longer be eligible for amendment under this offer. Any options with respect to which you have accepted this offer that are not eligible for amendment will be returned to you and will terminate in accordance with their terms.

Options granted under the Rambus Stock Plans generally are exercisable, to the extent vested, for three months from the date of termination if the optionee’s employment terminates for a reason other than his or her death or disability. If the optionee’s employment terminates by reason of death or disability, the optionee may exercise his or her option following the date of death or termination of employment due to disability for up to 12 months.

Exercise price.

The plan administrator generally determines the exercise price at the time the option is granted, provided that the exercise price for certain incentive stock options granted under the 1997 Plan are subject to certain limitations under the 1997 Plan. The amended options (other than August 23, 2001 or October 12, 2004 mispriced options for which a valid fixed date election has been made) will have an exercise price per share equal to the fair market value of the underlying stock on the original option’s grant date, as determined by Rambus for financial accounting purposes (that is, on the option’s measurement date for financial accounting purposes). If you participate in this offer and amend your August 23, 2001 or October 12, 2004 mispriced options by making a valid fixed date election, the exercise price of such options will not change.

Vesting and exercise.

The plan administrator generally determines the terms of vesting. Any amended option you receive will be subject to the same vesting schedule as the option it amends, and you will receive vesting credit for any vesting credit that accrued under the original option. That means that upon the expiration date, your amended options will be vested to the same extent and will continue to vest at the same rate as the options they amend. Continued vesting is subject to your continued employment with Rambus through each relevant vesting date. If you amend your August 23, 2001 or October 12, 2004 mispriced options by making a valid fixed date election, you will not be able to exercise your options (even if they are vested) until the earliest occurrence of a Permissible Exercise Event or after the last day of your Selected Calendar Year.

Adjustments upon certain events.

Although we do not currently anticipate any such merger or acquisition, if we merge or consolidate into, or are acquired by, another entity, prior to the expiration of the offer, you may choose to change your election for any options with respect to which you elected to accept this offer and your options will be treated in accordance with the option plan under which they were granted and with your option agreement. Further, if Rambus is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and remain exercisable for the time period set forth in your option agreement and you will receive no amended options or other consideration for the options. If Rambus is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or amended options, including any additional adjustments to the exercise price or number of shares that will be subject to the amended options. Under such circumstances, we expect that the type of security and the number of shares covered by each amended option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such amended options will generally have an exercise price equal to the closing price of the acquirer’s stock on the expiration date. As a result of such adjustments, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the mispriced options with respect to which you accept this offer or than the number you would have received pursuant to an amended option if no acquisition had occurred.

If we are acquired, it is possible that an acquirer could terminate your employment and therefore, to the extent that you have any amended options subject to vesting, such options will cease to vest and will terminate in accordance with their terms.

Finally, if we are acquired after the options with respect to which you have chosen to accept this offer have been accepted for amended options, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the Rambus Stock Plan under which they were granted and as amended in accordance with this offer.

Changes in capitalization.

The Rambus Stock Plans generally provide that in the event of any stock split, stock dividend, combination or reclassification, or other increase or decrease in the number of issued shares of common stock effected without receipt of consideration, the plan administrator will proportionately adjust the number of shares of common stock which may be delivered under the Rambus Stock Plans, and the number and price of shares of common stock subject to outstanding awards thereunder.

Transferability of options.

Options granted under the Rambus Stock Plans generally may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or by the applicable laws of descent and distribution.

Amendment and termination of the Rambus Stock Plans.

The Board of Directors of Rambus generally may amend or alter the Rambus Stock Plans at any time and for any reason, provided that Rambus is required to obtain stockholder approval of any amendment to the 1997 Plan to the extent necessary and desirable to comply with applicable laws and regulations. The Rambus Stock Plans have been terminated for purposes of future grants.

Registration of shares underlying the options.

All of the shares of Rambus common stock issuable upon exercise of amended options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Rambus for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended options free of any transfer restrictions under applicable United States securities laws.

United States federal and state income tax consequences.

You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of the amended options and the options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

In addition, some states, including California, impose additional income taxes and penalties and interest charges. We recommend that you consult with your financial, legal and/or tax advisors regarding any personal tax consequences, including any state tax consequences.

Income tax consequences in multiple jurisdictions.

If you are a citizen or resident of the United States, and are also subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

10.	Information concerning the Company.

Rambus creates a broad range of chip interface technologies that improve the time-to-market, performance and cost-effectiveness of our customers’ semiconductor and system products. Rambus’ products can be grouped into three major categories: patent licenses, memory interfaces and logic interfaces. Rambus’ product licenses provide rights to elements or all of its broad patent portfolio. Rambus’ memory interface technologies provide an interface between memory chips and logic chips. Rambus’ logic interface technologies provide an interface between two logic chips. Rambus’ licensed products are used in a broad range of computing, consumer electronics and communications applications.

Rambus was incorporated in 1990 under the laws of the State of California. In 1997, we reincorporated in Delaware.

Our principal executive offices are located at 4440 El Camino Real, Los Altos, CA 94022, U.S.A., and our telephone number is (650) 947-5000. If you have questions regarding how to participate in this offer, including technical issues with respect to accessing the offer website, you should contact Caroline Ling at (650) 947-5799 or options@rambus.com.

The financial information included in our Quarterly Report on Form 10-Q for the fiscal quarters ended June 30, 2007 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is incorporated herein by reference. Please see Section 18 of this Offer to Amend entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $3.81 at June 30, 2007.

The following table sets forth our ratio of earnings to fixed charges for the periods specified. Our earnings were insufficient to cover fixed charges in 2006. Accordingly, the following table sets forth the deficiency of earnings to fixed charges in 2006. We had no fixed charges in 2004.

	Fiscal Year Ended
	December 31,	December 31,	December 31,
(in thousands, except ratios)	2006	2005	2004
Ratio of earnings to fixed charges	N/A	15X	N/A
Deficiency of earnings available to cover fixed charges	$25,705	N/A	N/A

The ratio of earnings to fixed charges is computed by dividing earnings by total fixed charges for Rambus and its consolidated affiliates. For this ratio, “earnings” is determined by adding “total fixed charges” to income before income taxes. For this purpose, “total fixed charges” consists of interest on all indebtedness and amortization of debt discount and expenses.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers subject to Section 16 of the Exchange Act is attached to this Offer to Amend as Schedule A. None of our executive officers and none of our non-employee directors are eligible to participate in this offer other than Laura Stark, our Senior Vice President, Platform Solutions, and Kevin Donnelly, our Senior Vice President, Engineering. Ms. Stark and Mr. Donnelly are eligible to participate in this offer because they were not executive officers of Rambus as of the respective grant dates of the mispriced options they hold.

Neither we, nor any of our directors or executive officers, nor any affiliates of ours were engaged in transactions involving our options to purchase common stock under the Rambus Stock Plans during the 60 days before and including the commencement of this offer.

12.	Status of options amended by us in the offer; accounting consequences of the offer.

Options that are tendered to us and are accepted by us under this offer will be amended under the Rambus Stock Plans.

The offer is considered a repricing of options with respect to all mispriced options and as a result, the Company may record stock-based compensation expense equal to the originally measured fair value on the date of grant that is yet to be recognized as the repricing date, plus any incremental compensation expense attributed to the modification. The determination of incremental compensation will be based on the excess, if any, of the fair value of the repriced options just prior to the repricing.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acceptance of options for amendment and issuance of amended options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Global Select Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we will evaluate whether we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections with respect to mispriced options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or proposed tax regulations from amending options on the expiration date, we will not amend any options subject to such provisions. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the amendment but if the amendment is prohibited on the expiration date we will not amend any options subject to such provisions.

14.	Material United States federal income tax consequences.

If you do participate in this offer.

As a result of participation in this offer, you may avoid potentially unfavorable personal tax consequences associated with your mispriced options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to keep your current options.

The following is a summary of the material United States federal income tax consequences of participating in the offer for employees. This discussion is based on the Internal Revenue Code, as amended, its legislative history, Treasury Department finalized and proposed tax regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.

If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you.

We recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation.

Amended options.

If you are an employee who chooses to accept this offer with respect to your mispriced options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of options will be treated as a non-taxable exchange.

All mispriced options are nonstatutory stock options for purposes of United States tax law (including options that were originally intended to be incentive stock options). Your amended options will continue to be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. As a result of Section 409A, however, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises an award. If you elect to participate in this offer, your mispriced options that are amended should no longer be subject to the adverse tax consequences under Section 409A that this offer was designed to allow you to avoid.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee of Rambus at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer.

If you do not participate in this offer.

The following is a summary of the material United States federal income tax consequences of declining to participate in the offer for employees. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Department finalized and proposed tax regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. In addition, some states, including California, may impose additional income taxes. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

We recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Your decision not to accept this offer with respect to your mispriced options could result in potentially unfavorable personal tax consequences to you. Please read this section carefully and talk to your tax advisors about your decision regarding participation in this offer.

As a result of participation in this offer, you may avoid potentially unfavorable personal tax consequences associated with your mispriced options. Section 409A provides that stock options issued with an exercise price less than the related fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% income tax, plus penalties and interest charges. An option with a fixed exercise date would specify that the option could be exercised, for example, only in the year following the year in which the option vested. The mispriced options were granted at a discount and do not have fixed exercise dates (although if you amend your August 23, 2001 or October 12, 2004 mispriced options by making a valid fixed date election, such amended options will have fixed exercise dates). As a result, holders of such options may have income recognition and owe an additional 20% income tax as well as be liable for certain interest penalties.

The Treasury Department and the IRS have issued final regulations with respect to Section 409A, but the regulations do not provide final guidance with respect to the tax consequences of discount options. Based on currently available guidance, we believe that, in the tax year in which an option vests, eligible employees will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”), which may be reported as wages and subject to applicable tax withholding, and will be subject to the additional 20% income tax on the spread, plus penalties and interest charges. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible employees will be subject to additional annual income, additional income taxes, plus penalties and interest charges on any increase in value of the underlying stock. Finally, certain states have also adopted laws similar to Section 409A. Consequently, eligible employees may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and thereby imposes an additional 20% tax with regard to discounted stock options (in addition to the additional federal 20% income tax and penalties and interest charges).

Example

Assume that you are subject to taxation in California and hold options to purchase 6,000 shares of Rambus common stock with an original exercise price per share of $15.00 which was granted at a time when the per share fair market value of Rambus’ common stock was $16.00. On a monthly vesting date, a total of 100 of the shares subject to the option vest at a time when the fair market value of our common stock is $20.00 per share. The tax regulations do not provide final guidance on how such options will be treated, but based on previously issued guidance, we believe that in the month in which the option vests, you may have taxable income equal to $500.00 (the difference between the $20.00 fair market value and the $15.00 exercise price multiplied by the 100 shares that vest) for federal and state tax purposes at your applicable income tax rates, which may be reported as wages and subject to applicable tax withholding, and also owe an additional $100.00 due to the additional 20% income tax imposed under Section 409A and the additional 20% income tax imposed under Section 409A (20% penalty of $500). If you are a California employee, you may owe an additional $100.00 due to the additional 20% tax imposed under California law. Additionally, you may owe an interest penalty with the calculation of such penalty likely dating back to the original vesting date and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock. If, for example, you are a California employee and your applicable federal and state tax rate is a total of 44.3%, then once the Section 409A and equivalent additional California income taxes are added, you could end up paying approximately 84.3% on the “spread” of an option you may not have yet exercised, plus potential interest charges, which may be approximately 9% of the “spread.”

Uncertainty

Unfortunately, the guidance issued by the Treasury Department and the IRS has not provided final guidance with respect to the tax consequences of discount options. There is a chance that future guidance issued may provide some relief with respect to certain mispriced options and your personal tax advisor may advocate a position under the current statute and available guidance that your mispriced options are exempt from Section 409A. We cannot guarantee the effect of any future Section 409A guidance, but Rambus will work as quickly as administratively feasible if future guidance is issued to analyze it and provide information to our eligible employees regarding such guidance.

Rambus cannot guarantee any particular tax results related to your options; furthermore, there is uncertainty because the final tax regulations do not provide final guidance with respect to the tax consequences of discount options. Because this offer involves complex tax considerations, we urge you to consult your financial, legal and/or tax advisor before you make any decisions about participating in this offer.

In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer. Further, some states, including California, may impose additional income taxes. We recommend that you consult with your financial, legal and/or tax advisors regarding any tax consequences, including any state tax consequences, with respect to the offer.

15.	Extension of offer; termination; amendment.

We reserve the right, at our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for amendment of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to change elections with respect to mispriced options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any options with respect to which elections have been made) if any of the events listed in Section 7 of this Offer to Amend occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and amendment of options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer like this.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by changing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before amendment under the offer, that particular option grant is not eligible for amendment. Therefore, if we extend the offer for any reason and if a particular option with respect to which an election to accept the offer was made before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual expiration date under the extended offer, that option would not be eligible for amendment.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of mispriced options being sought in this offer or the consideration being offered by us for the mispriced options in this offer, the offer will remain open for at least ten business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of mispriced options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of mispriced options of such amendment, and we will extend the offer’s period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

16.	Fees and expenses.

Rambus has engaged a third-party consultant to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer. The consultant will not provide tax advice specific to an individual’s circumstances or make any recommendation. We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.

17.	Additional information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your options:

1. Our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on September 14, 2007;

2. Our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, 2007 and June 30, 2007, each filed with the SEC on October 17, 2007;

3. Our Current Reports on Form 8-K filed with the SEC on January 5, 2007, January 24, 2007 (only the information under Item 3.01 is incorporated herein by reference), February 6, 2007, February 7, 2007, March 9, 2007, March 21, 2007, April 25, 2007 (only the information under Item 8.01 is incorporated herein by reference), May 16, 2007, June 1, 2007, June 12, 2007, July 17, 2007, August 6, 2007, August 22, 2007, August 23, 2007, August 27, 2007, September 7, 2007, September 14, 2007, September 24, 2007 and October 17, 2007; and

4. The description of our Common Stock contained in our registration statement on Form S-1/A, filed with the SEC on April 24, 1997 and any further amendment or report filed hereafter for the purpose of updating such description.

The SEC file number for these filings is 000-22339. These filings, our other Annual, Quarterly and Current Reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting Caroline Ling at (650) 947-5799 or options@rambus.com.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

The information contained in this Offer to Amend about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

The financial information included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 are incorporated herein by reference. Attached as Schedule B to this Offer to Amend is a summary of our financial information for our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 and our Annual Report on Form 10-K for our fiscal year ended December 31, 2006. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Amend.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your options. Rambus has engaged a third-party consultant to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer. The consultant will not provide tax advice specific to an individual’s circumstances or make any recommendation. You should rely only on the information in this document or documents to which we have referred you. Except with respect to the third-party consultant to the extent abovementioned, we have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS

AND EXECUTIVE OFFICERS OF RAMBUS INC.

The directors and executive officers of Rambus are set forth in the following table:

Name	Position and Offices Held
Harold Hughes	President, Chief Executive Officer and Director
Kevin Kennedy	Chairman of the Board of Directors
J. Thomas Bentley	Director
Sunlin Chou	Director
Bruce Dunlevie	Director
P. Michael Farmwald	Director
Penelope A. Herscher	Director
Mark Horowitz	Director
David Shrigley	Director
Abraham Sofaer	Director
Kevin S. Donnelly	Senior Vice President, Engineering
Sharon E. Holt	Senior Vice President, Worldwide Sales, Licensing and Marketing
Thomas R. Lavelle	Senior Vice President and General Counsel
Satish Rishi	Senior Vice President, Finance and Chief Financial Officer
Michael Schroeder	Vice President, Human Resources
Martin Scott, Ph.D.	Senior Vice President, Engineering
Laura S. Stark	Senior Vice President, Platform Solutions

None of our executive officers and none of our non-employee directors are eligible to participate in this offer other than Laura Stark, our Senior Vice President, Platform Solutions, and Kevin Donnelly, our Senior Vice President, Engineering. Ms. Stark and Mr. Donnelly are eligible to participate in this offer because they were not executive officers of Rambus as of the respective grant dates of the mispriced options they hold.

The address of each executive officer and director is: c/o Rambus Inc., 4440 El Camino Real, Los Altos, CA 94022, U.S.A. and phone number of each executive officer and director is (650) 947-5000.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF RAMBUS INC. AND SUBSIDIARIES

RAMBUS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31,
(in thousands, except share and per share amounts)		2006	2005
	(unaudited)	(audited)	(audited) As restated (1)
ASSETS
Current assets:
Cash and cash equivalents	$87,061	$73,304	$42,391
Marketable securities	350,979	351,055	118,416
Accounts receivable	2,309	846	954
Unbilled receivables	1,096	1,748	—
Deferred and prepaid taxes	11,540	11,388	3,827
Prepaids and other current assets	6,626	4,403	4,419

Total current assets	459,611	442,744	170,007
Marketable securities, long-term	3,501	11,982	194,583
Restricted cash	2,299	2,287	2,279
Deferred taxes, long-term	106,354	98,193	98,544
Intangible assets, net	16,057	18,697	23,650
Property and equipment, net	25,755	26,019	19,622
Goodwill	4,454	3,315	3,315
Other assets	3,279	1,380	3,953

Total assets	$621,310	$604,617	$515,953

LIABILITIES
Current liabilities:
Accounts payable	$13,814	$10,429	$4,374
Accrued salaries and benefits	8,809	12,788	5,894
Accrued litigation expenses	24,284	23,143	4,633
Other accrued liabilities	8,547	5,878	4,538
Convertible notes	160,000	160,000	—
Deferred revenue	4,988	6,003	973
Income taxes payable	512	197	—

Total current liabilities	220,954	218,438	20,412
Convertible notes	—	—	160,000
Deferred revenue, less current portion	64	1,554	8,317
Long-term taxes payable	3,136	—	—
Other long-term liabilities	1,371	2,337	3,757

Total liabilities	225,525	222,329	192,486
STOCKHOLDERS’ EQUITY
Convertible preferred stock, $.001 par value:
Authorized: 5,000,000 shares
Issued and outstanding: no shares at June 30, 2007 and December 31, 2006	—	—	—
Common stock, $.001 par value:
Authorized: 500,000,000 shares
Issued and outstanding: 103,820,383 shares at June 30, 2007 and December 31, 2006	104	104	99
Additional paid-in capital	569,632	550,210	478,519
Deferred stock-based compensation	—	—	(20,122)
Accumulated deficit	(173,672)	(167,396)	(133,382)
Accumulated other comprehensive loss	(279)	(630)	(1,647)

Total stockholders’ equity	395,785	382,288	323,467

Total liabilities and stockholders’ equity	$621,310	$604,617	$515,953

(1)	See Note 3, “Restatement of Consolidated Financial Statements,” of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

B-1

RAMBUS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2007	2006	2007	2006	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited) As restated(1)
Revenue:
Contract revenues	$8,353	$7,745	$14,757	$13,409	$26,408	$26,876
Royalties	39,190	41,699	82,936	83,380	168,916	130,322

Total revenues	47,543	49,444	97,693	96,789	195,324	157,198

Costs and expenses:
Cost of contract revenues*	6,882	9,521	13,097	16,889	30,392	23,733
Research and development*	18,597	15,841	42,027	33,858	68,977	49,116
Marketing, general and administrative*	24,778	32,883	49,743	57,755	104,561	80,418
Costs of restatement and related legal activities	7,453	1,894	14,462	1,894	31,436	—

Total costs and expenses	57,710	60,139	119,329	110,396	235,366	153,267

Operating loss	(10,167)	(10,695)	(21,636)	(13,607)	(40,042)	3,931
Interest and other income, net	5,657	4,076	10,851	7,521	14,337	34,830

Loss before income taxes	(4,510)	(6,619)	(10,785)	(6,086)	(25,705)	38,761
Benefit from income taxes	(1,790)	(12,728)	(4,177)	(12,847)	(11,889)	9,821

Net income (loss)	$(2,720)	$6,109	$(6,608)	$6,761	$(13,816)	$28,940

Net income (loss) per share:
Basic	$(0.03)	$0.06	$(0.06)	$0.07	$(0.13)	$0.29

Diluted	$(0.03)	$0.06	$(0.06)	$0.06	$(0.13)	$0.28

Weighted average shares used in per share calculation:
Basic	103,820	103,414	103,820	102,285	103,048	99,876

Diluted	103,820	110,495	103,820	109,904	103,048	103,530

* Includes stock-based compensation:
Cost of contract revenues	$1,645	$2,524	$2,736	$4,506	$8,155	$3,897
Research and development	3,248	3,003	6,631	7,173	14,902	8,056
Marketing, general and administrative	5,431	3,822	10,374	8,679	17,466	8,507

(1)	See Note 3, “Restatement of Consolidated Financial Statements,” of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.